Exhibit 10.1

CREDIT AGREEMENT

Dated as of December      , 2004

among

OTELCO INC.,

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent, Agent and Lender

COBANK, ACB

as Syndication Agent and Lender

i

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	[Intentionally Omitted]
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections -- Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A- Commitments definition)	-	Commitments as of Closing Date

Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.1(b)	-	Form of Term Note
Exhibit 1.1(c)(i)	-	Form of Notice of Swing Line Advance
Exhibit 1.1(c)(ii)	-	Form of Swing Line Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 5.13		Form of Joinder Agreement
Exhibit 6.3(a)(viii)		Form of Subordinated Intercompany Note
Exhibit 9.1(a)	-	Form of Assignment Agreement

Schedule A		Pre-Closing EBITDA
Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	-	Type of Entity; State of Organization; Telecommunications Approvals
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.4(d)	-	Fair Salable Balance Sheet
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.14	-	Brokers
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts

v

Disclosure Schedule 3.22	-	Material Agreements
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.2	-	Investments
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.6		Guaranteed Indebtedness
Disclosure Schedule 6.7	-	Existing Liens

This CREDIT AGREEMENT (this “Agreement”), dated as of December        , 2004 among OTELCO INC., a Delaware corporation (“Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Borrower has requested that Lenders extend revolving and term credit facilities to Borrower of up to Ninety-Five Million Dollars ($95,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrower and to provide (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower and (c) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its existing and after-acquired personal and real property; and

WHEREAS, each of the Guarantors is willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its existing and after-acquired personal and real property to secure such guaranty; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1                                         AMOUNT AND TERMS OF CREDIT

1.1           Credit Facilities.

(a)           Revolving Credit Facility.

(i)            Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”).

The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment.  The obligations of each Revolving Lender hereunder shall be several and not joint.  Until the Commitment Termination Date and subject to the terms and conditions hereof, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a); provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time.  Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than (1) 1:00 p.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 11:00 a.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan.  Each such notice (a ”Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent.  If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

(ii)           Except as provided in Section 1.12, Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender.  Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”).  Each Revolving Note shall represent the obligation of Borrower to pay the amount of the applicable Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(b)           Term Loan.

(i)            Subject to the terms and conditions hereof, each Term Lender agrees to make a term loan (collectively, the “Term Loan”) on the Closing Date to Borrower in the original principal amount of its Term Loan Commitment.  The obligations of each Term Lender hereunder shall be several and not joint.  The Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(b) (each a “Term Note” and collectively the “Term Notes”), and, except as provided in Section 1.12, Borrower shall execute and deliver each Term Note to the applicable Term Lender.  Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender’s Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

(ii)           [Intentionally Omitted]

(iii)          The entire unpaid balance of the Term Loan shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.  No payment with respect to the Term Loan may be reborrowed.

(iv)          Each payment of principal with respect to the Term Loan made pursuant to this Section 1.1(b) shall be paid to Agent for the ratable benefit of each Term Lender, ratably in proportion to each such Term Lender’s respective Term Loan Commitment.

(c)           Swing Line Facility.

(i)            Subject to the terms and conditions hereof, the Swing Line Lender shall make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with this Section 1.1(c).  The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the Maximum Amount less the sum of the outstanding balance of the Revolving Loan at such time and the Reserves in effect at such time (“Swing Line Availability”).  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c).  Each Swing Line Advance shall be made pursuant to a notice of Swing Line Advance (a “Notice of Swing Line Advance”) in writing substantially in the form of Exhibit 1.1(c)(i), delivered by Borrower to the Swing Line Lender and Agent in accordance with this Section 1.1(c).  Any such notice must be given no later than 1:00 p.m. (New York time) on the Business Day of the proposed Swing Line Advance.  Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Swing Line Advance, and to have such Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

(ii)           Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment.  Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c)(ii) (the “Swing Line Note”).  The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii)          The Swing Line Lender, at any time and from time to time but no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of the Revolving Credit Advances referred to in the immediately preceding sentence shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv)          If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan.  Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)           Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable,  the amount required pursuant to Sections 1.1(c)(iii) or 1.1(c)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(d)           Reliance on Notices.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Swing Line Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine.  Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

1.2           [Intentionally Omitted].

1.3           Prepayments.

(a)           Voluntary Prepayments.  Borrower may at any time on at least three (3) days’ prior notice to Agent and Lenders voluntarily prepay all of the Term Loan.  In addition, subject to the following sentence, Borrower may at any time on at least three (3) days’ prior written notice to Agent and Lenders voluntarily prepay part of the Term Loan; provided that any such partial prepayment shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount.  Notwithstanding the preceding sentence, if Borrower has given notice of a voluntary partial prepayment of the Term Loan (such notice, a “Voluntary Partial Prepayment Notice”), any Term Lender holding a portion of the Term Loan may elect, by notice to Agent prior to the prepayment date, to decline the amount of such voluntary partial prepayment of the Term Loan to the extent it would be applied to prepay the portion of the Term Loan held by such declining Term Lender assuming none of the Term Lenders declined such prepayment (the aggregate amount, if any, so declined by the declining Term Lenders in respect of a Voluntary Partial Prepayment Notice, the “Declined Voluntary Prepayment Amount”), in which case (i) in respect of a Voluntary Partial Prepayment Notice Borrower may only prepay the Term Loan, and shall prepay the Term Loan, in each case in an amount equal to the amount of the voluntary partial prepayment specified in such Voluntary Partial Prepayment Notice less the Declined Voluntary Prepayment Amount in respect thereof and (ii) the amount prepaid shall be applied to the Term Loan pursuant to Section 1.11(a) for the ratable benefit of each Term Lender that did not decline such prepayment.  In addition, Borrower may at any time on at least 10 days’ prior written notice to Agent terminate the Revolving Loan Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full.  Any such voluntary prepayment and any such termination of the Revolving Loan Commitment must be accompanied by the payment of the Fee required by Section 1.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b).  Upon any such termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances shall simultaneously be terminated.

(b)           Mandatory Prepayments.

(i)            If at any time the sum of the outstanding balances of the Revolving Loan and the Swing Line Loan exceed the Maximum Amount less the Reserves as then in effect, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.

(ii)           No later than the Business Day following receipt by any Credit Party of Net Cash Proceeds of any Disposition (other than Excluded Disposition Proceeds), Borrower shall prepay the Loans in amount equal to the Net Cash Proceeds of such Disposition; provided, however, that so long as (a) no Default or Event of Default has occurred and is continuing, (b) the Net Cash Proceeds of all Dispositions (other than Excluded Disposition Proceeds) from the first day of the then current Fiscal Year through the applicable date of determination do not exceed $1,000,000 in the aggregate for all Credit Parties combined and (c) the applicable Credit Party shall have delivered to Agent written notice on or prior to the fifth Business Day after such Disposition (if such Disposition is a Condemnation) or on or prior to the third Business Day prior to the consummation of such Disposition (if such Disposition is not a Condemnation) of its election to allocate all or a portion of the Net Cash Proceeds of such Disposition to reinvest in capital assets used or to be used in the businesses of the Credit Parties of the type engaged in by the Credit Parties as of the Closing Date or businesses reasonably related thereto (a “Reinvestment Transaction”), the applicable Credit Party may apply all or a portion of such Net Cash Proceeds to such Reinvestment Transaction within 180 days following such Disposition; provided, further, that (1) any portion of such Net Cash Proceeds that Borrower does not so elect in such written notice to allocate to such Reinvestment Transaction shall be applied to prepay the Loans in accordance with this Section 1.3(b)(ii) no later than the Business Day following receipt thereof by Agent; (2) until such Reinvestment Transaction is consummated, the amount of such Net Cash Proceeds allocated to such Reinvestment Transaction shall either be (x) deposited in a cash collateral account held by Agent or (y) applied to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application to the Revolving Loan Agent shall establish a reserve against the Borrowing Availability in an amount equal to the amount of such proceeds so applied; (3) Borrower may request a Revolving Credit Advance or release from such cash collateral account, as applicable, to fund such Reinvestment Transaction and so long as the conditions in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from such cash collateral account to fund such Reinvestment Transaction; (4) in the event such Net Cash Proceeds have been applied against the Revolving Loan, the Reserve established with respect to such Net Cash Proceeds shall be reduced by the amount of such Revolving Credit Advance; and (5) if such Reinvestment Transaction is not consummated within 180 days following such Disposition or to the extent any portion of such Net Cash Proceeds allocated to such Reinvestment Transaction are not applied to such Reinvestment Transaction within 180 days following such Disposition, (A) such Net Cash Proceeds then held in such account shall immediately be applied to prepay the Loans in accordance with this Section 1.3(b)(ii) and (B) any Reserve allocated to such Reinvestment Transaction shall be immediately utilized through the borrowing by Borrower of a Revolving Credit Advance, the proceeds of which shall be applied to the prepayment of the Loans in accordance with this Section 1.3(b)(ii).

(iii)          No later than the Business Day following receipt by any Credit Party of Net Cash Proceeds of any Debt Issuance (other than Excluded Debt Issuance Proceeds) or any Stock Issuance (other than Excluded Stock Issuance Proceeds), Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds.

(iv)          On each IDS Payment Date on which the payment of cash interest on one or more series or issues of IDS Subordinated Notes is then prohibited pursuant to Section 6.14 (such one or more series or issues of IDS Subordinated Notes, the “Subject IDS Subordinated Notes”), Borrower shall prepay the Loans in an aggregate amount equal to the lesser of:

(A) 100% of the amount of (I) Distributable Cash as of such IDS Payment Date minus (II) the aggregate amount of cash dividends paid by Borrower on its common stock and cash interest payments made by Borrower on the Subordinated Debt in accordance with Sections 6.14(e) and (f) during the period from January 1, 2005 through the end of the Fiscal Quarter most recently ended prior to such IDS Payment Date, and

(B) 60% of the Consolidated Interest Expense (excluding any PIK Amounts) accrued to and including such IDS Payment Date from the immediately preceding IDS Payment Date which is attributable to such Subject IDS Subordinated Notes.

(v)           On each IDS Payment Date on which the payment of cash dividends on Borrower’s Class A common stock is then prohibited pursuant to Section 6.14, Borrower shall prepay the Loans in an aggregate amount equal to:

(A) 75% of the amount of Excess Cash as of such IDS Payment Date, minus

(B) the sum of (1) the aggregate amount of cash dividends paid by Borrower on its Class A common stock in accordance with Section 6.14(e) during the period from January 1, 2005 through the end of the Fiscal Quarter most recently ended prior to such IDS Payment Date and (2) the amount, if any, of any mandatory prepayment of the Loans on such IDS Payment Date pursuant to Section 1.3(b)(iv).

(vi)          Borrower shall prepay the Loans from insurance and condemnation proceeds in accordance with Section 5.4(c) and the Mortgages, respectively.

The Agent shall give prompt notice to each Lender of the amount of each mandatory prepayment made by Borrower under this Section 1.3(b).  Notwithstanding the foregoing, if the amount of any mandatory prepayment made by Borrower under this Section 1.3(b) (other than Section 1.3(b)(i)) shall be for less than all of the Term Loan (a “Mandatory Partial Term Prepayment” and the amount thereof the “Mandatory Partial Term Prepayment Amount”), any Term Lender holding a portion of the Term Loan may elect, by notice to Agent promptly following such Lender’s receipt of notice thereof pursuant to the preceding sentence, to decline to receive its ratable share of such Mandatory Partial Term Prepayment Amount, in which case the Mandatory Partial Term Prepayment Amount shall be applied to the Term Loan pursuant to Section 1.11(a) for the ratable benefit of each Term Lender that did not decline such prepayment.

(c)           Application of Certain Mandatory Prepayments.  Any prepayments made by Borrower pursuant to Sections 1.3(b)(ii), (b)(iii), (b)(iv) or (b)(v) above, and any prepayments from insurance and condemnation proceeds in accordance with Section 5.4(c)

and the Mortgage(s), respectively, shall be applied as follows:  first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Loans, ratably in proportion to the interest accrued as to each Loan; and third, to prepay the outstanding principal balance of the Loans, ratably in proportion to the outstanding principal balance of each Loan.  Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

(d)           Intentionally Omitted.

(e)           No Implied Consent.  Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4           Use of Proceeds.  Borrower shall utilize the proceeds of the Term Loan, the Revolving Loan and the Swing Line Loan solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrower’s ordinary working capital and general corporate purposes, including Permitted Acquisitions, Restricted Payments and Consolidated Capital Expenditures, in each case to the extent not prohibited by this Agreement.  Disclosure Schedule (1.4) contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Loans to be made on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5           Interest and Applicable Margins.

(a)           Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; (ii) with respect to the Term Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum; and (iii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

The Applicable Margins are as follows:

Applicable Revolver Index Margin	3.00%

Applicable Revolver LIBOR Margin	4.00%

Applicable Term Loan Index Margin	3.00%

Applicable Term Loan LIBOR Margin	4.00%

(b)           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year (or, in the case of interest on Index Rate Loans, a 365 or 366 day year, as applicable), in each case for the actual number of days occurring in the period for which such interest and Fees are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

(d)           So long as an Event of Default has occurred and is continuing, the interest rates applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder (“Loan Default Rate”), and all outstanding Loans shall bear interest at the Loan Default Rate applicable to such Loans.  Interest at the Loan Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.  Any other amounts payable hereunder (other than the Loans) or the other Loan Documents that are not paid when due shall bear interest, from the date when due until paid in full, at a rate per annum equal to the Index Rate plus the Applicable Term Loan Index Margin plus two percentage points (2%).

(e)           So long as no Event of Default has occurred and is continuing, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount.  Any such election must be made by 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or an Event of Default has occurred and is continuing), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f)            Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

1.6           [Intentionally Omitted].

1.7           [Intentionally Omitted].

1.8           Cash Management Systems.  On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9           Fees.

(a)           Borrower shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter at the times specified for payment therein. On the Closing Date, Borrower shall pay to each Lender the Fees specified in the Lender Fee Letter.

(b)           As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on each Interest Payment Date for Index Rate Loans prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower’s non-use of available funds in an amount equal to either:

(i)            where the average daily closing principal balances of the Revolving Loan and Swing Line Loan outstanding during such period is less than fifty percent (50%) of the Maximum Amount, three-fourths of one percent (0.75%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the Maximum Amount (as in effect from time to time) and (y) the average for the period of the daily closing balance of the Revolving Loan and Swing Line Loan outstanding during the period for which such Fee is due;

(ii)           where the average daily closing principal balances of the Revolving Loan and Swing Line Loan outstanding during such period is equal to or greater than fifty percent (50%) of the Maximum Amount, one-half of one percent (0.50%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the Maximum Amount (as in effect from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan and Swing Line Loan outstanding during the period for which such Fee is due.

(c)           If Borrower voluntarily prepays all or any portion of the Term Loan pursuant to Section 1.3(a), Borrower shall pay to Agent, for the benefit of the Term Lenders being prepaid, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the principal amount of the Term Loan so prepaid.  As used herein, the term “Applicable Percentage” shall mean (x) three percent (3%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, (y) two percent (2%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) one percent (1%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary thereof.  After the third anniversary of the Closing Date, the Applicable Percentage shall mean zero percent.  The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments.

(d)           [Intentionally Omitted]

1.10         Receipt of Payments.  Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account.  For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time.  Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11         Application and Allocation of Payments.

(a)           So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.3(c).  All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its applicable Pro Rata Share, except as otherwise provided in Section 1.3(a) and Section 1.3(b) if a Term Lender declines a partial prepayment of the Term Loan.  As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower and unless expressly stated otherwise in this Agreement, payments shall be applied to amounts then due and payable in the following order:  (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the Loans, ratably in proportion to the outstanding principal balance of each Loan; and (4) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

(b)           Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time.  At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.12         Loan Account and Accounting.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  all Advances and the Term Loan, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13         Indemnity.

(a)           Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted by any third party or by any Credit Party against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from (i) that Indemnified Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction or (ii) any dispute among any of Agent and the Lenders which dispute does not involve any Credit Party.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)           To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (excluding loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this Section 1.13(b), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14         Access.  Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon reasonable prior notice as frequently as Agent reasonably determines to be appropriate:  (a) provide Agent and any of its officers, employees and agents access during normal business hours to its properties, facilities and senior management employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect and make extracts from any Credit Party’s books and records and to audit in scope and manner consistent with lending industry practices any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party (collectively, an “Inspection”); provided that Borrower shall be obligated to reimburse Agent for its costs and expenses incurred in connection with an Inspection only (i) for each Inspection commenced while an Event of Default has occurred and is continuing and (ii) for one Inspection per year commenced while no Event of Default has occurred and is continuing.  If an Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as reasonably determined by Agent, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice.  Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as promptly as reasonably practical under the circumstances, originals or copies of all books and records that Agent may reasonably request.  Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.  Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled audits.  Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrower.

1.15         Taxes.

(a)           Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.  Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.

(b)           Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)           Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”).  Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder.  No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

1.16         Capital Adequacy; Increased Costs; Illegality.

(a)           If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive from any Governmental Authority charged with the administration or interpretation thereof or otherwise having jurisdiction in respect thereof regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof or otherwise having jurisdiction in respect thereof) or (ii) the compliance with any guideline or request from any Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any LIBOR Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).  In no event shall Borrower be obligated to compensate any Lender pursuant to this Section 1.16(b) for any increased cost incurred by such Lender more than 180 days prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation under this Section 1.16(b) (except that, if the circumstances referred to above which would result in any such increased cost is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(c)           Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof or otherwise having jurisdiction in respect thereof) shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith (but not earlier than the last day of the applicable LIBOR Period, except if required by law) prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d)           Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent.  If Borrower obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within five (5) Business Days following its receipt of Borrower’s notice of intention to replace such Affected Lender.  Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 1.16(d) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17         Single Loan.  All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

2                                         CONDITIONS PRECEDENT

2.1           Conditions to the Initial Loans.  No Lender shall be obligated to make any Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent and Lenders, or waived in writing by Agent and Lenders:

(a)           Credit Agreement; Loan Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent and Lenders shall have received such documents, instruments, agreements and legal opinions as Agent or any Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent and Lenders.

(b)           Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs.  (i) Agent and Lenders shall have received a fully executed original of a pay-off letter reasonably satisfactory to Agent confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the Term Loan and the initial Revolving Credit Advance and all Liens upon any of the property of Borrower or any of its Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; and (ii) all letters of credit, if any, issued or guaranteed by Prior Lender shall have been cash collateralized.

(c)           Approvals.  Agent and Lenders shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, including the FCC, any applicable PUC and any applicable Franchising Authority, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(d)           [Intentionally Omitted]

(e)           Payment of Fees.  Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the Fee Letters), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(f)            Capital Structure; Other Indebtedness.  The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be as described in the Registration Statement or otherwise acceptable to Agent and Lenders in their reasonable discretion.

(g)           Due Diligence.  Agent shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit with results reasonably satisfactory to Agent.

(h)           Consummation of Related Transactions.  Agent and Lenders shall have received fully executed copies of the Mid-Missouri Acquisition Agreement and each of the Related Transactions Documents, each of which shall be in form and substance reasonably satisfactory to Agent and Lenders. The Mid-Missouri Acquisition and the other Related Transactions shall have been consummated in accordance with the terms of the Mid-Missouri Acquisition Agreement and the other Related Transactions Documents.  On the Closing Date, Borrower shall have issued Initial IDS Securities having an aggregate issue price of not less than $[               ] million and Initial Non-IDS-Linked Subordinated Notes having an aggregate issue price of not less than $[             ] million.

(i)            Consolidated Senior Leverage Ratio and Consolidated Total Leverage Ratio.   As of the Closing Date and on a Pro Forma Basis after giving effect to the Related Transactions, the Consolidated Senior Leverage Ratio shall not exceed 2.76 to 1.00 and the Consolidated Total Leverage Ratio shall not exceed 5.70 to 1.00, and Agent and Lenders shall have received a certificate of Borrower certifying thereto as required by paragraph CC of Annex D.

2.2           Further Conditions to Each Loan.

(a)           Except as otherwise expressly provided herein, no Revolving Lender shall be obligated to fund any Advance, if, as of the date thereof:

(i)            any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date (A) as stated if such representation or warranty contains an express materiality qualification or (B) in any material respect if such representation or warranty does not contain such a qualification, except to the extent that such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall not have been untrue or incorrect as of such earlier date (A) as stated if such representation or warranty contains an express materiality qualification or (B) in any material respect if such representation or warranty does not contain such a qualification) and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Requisite Revolving Lenders have determined not to make such Advance (or have instructed the Swing Line Lender not to make such Advance) as a result of the fact that such representation or warranty is untrue or incorrect as aforesaid;

(ii)           any event or circumstance having a Material Adverse Effect has occurred since the date hereof and Requisite Revolving Lenders have determined not to make such Advance (or have instructed the Swing Line Lender not to make such Advance) as a result of the fact that such event or circumstance has occurred;

(iii)          any Default or Event of Default has occurred and is continuing or would result from the funding of such Advance, and Requisite Revolving Lenders shall have determined not to make such Advance (or have instructed the Swing Line Lender not to make such Advance) as a result of that Default or Event of Default; or

(iv)          after giving effect to any Revolving Advance, the outstanding principal amount of the Revolving Loan would exceed the Maximum Amount less the sum of the then outstanding principal amount of the Swing Line Loan and the Reserves then in effect, or after giving effect to any Swing Line Advance, the outstanding principal amount of the Swing Line Loan would exceed the lesser of (A) the Swing Line Commitment and (B) the Maximum Amount less the sum of the then outstanding principal amount of the Revolving Loan and the Reserves then in effect.

(b)           Except as otherwise expressly provided herein, no Term Lender shall be obligated to fund the Term Loan if, as of the date thereof:

(i)            any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date (A) as stated if such representation or warranty contains an express materiality qualification or (B) in any material respect if such representation or warranty does not contain such a qualification, except to the extent that such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall not have been untrue or incorrect as of such earlier date (A) as stated if such representation or warranty contains an express materiality qualification or (B) in any material respect if such representation or warranty does not contain such a qualification) and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Requisite Term Lenders have determined not to fund the Term Loan as a result of the fact that such representation or warranty is untrue or incorrect as aforesaid;

(ii)           any event or circumstance having a Material Adverse Effect has occurred since the date hereof and Requisite Term Lenders have determined not to fund the Term Loan as a result of the fact that such event or circumstance has occurred; or

(iii)          any Default or Event of Default has occurred and is continuing and Requisite Term Lenders shall have determined not to fund the Term Loan as a result of that Default or Event of Default.

The request and acceptance by Borrower of the proceeds of any Advance or the Term Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3                                         REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1           Corporate Existence; Compliance with Law.  Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, and, in the case of the entities that are Credit Parties as of the Closing Date, their respective jurisdiction of incorporation or organization are as set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, FCC, tax and other laws, is in compliance with all applicable provisions of law and regulation, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party has all Communications Licenses and Governmental Authorizations and has filed all required federal and state applications and notifications (together with the Communications Licenses and Governmental Authorizations, the “Telecommunications Approvals”) necessary for the operation of their respective currently conducted Telecommunications Businesses in the United States, except for those Telecommunications Approvals the absence of which, individually or in the aggregate, could not reasonably be expect to have a Material Adverse Effect.  As of the Closing Date, Disclosure Schedule (3.1) correctly lists (i) all such Telecommunications Approvals; (ii) the geographical area to which each such Telecommunications Approval relates; (iii) the Governmental Authority that issued each such Telecommunications Approval; (iv) the expiration date, if any, of each such Telecommunications Approval; and (v) if not issued in the name of a Credit Party, the name of the Person in whose name such Telecommunications Approval is nominally issued.  All Telecommunications Approvals granted to the Credit Parties remain in full force and effect, except to the extent the failure thereof to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and have not been revoked, suspended, canceled or modified in any adverse way, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and are not subject to any conditions or requirements that are not generally imposed by the FCC, any PUC, any Franchising Authority or any other Governmental Authority upon the holders of such Telecommunications Approvals that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each Credit Party has paid all Franchise, license, regulatory or other fees and charges which have become due pursuant to any Telecommunications Approvals, except for fees or charges the failure to pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Credit Party is in violation of, or in default of, in a manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, any applicable telecommunications statute of the United States or any state in which it operates, or any applicable rule, regulation or requirement of the FCC, any PUC, any Franchising Authority, any other Governmental Authority or any Telecommunications Approval.  There are no pending or, to the knowledge of any Credit Party, threatened formal complaints, proceedings, letters of inquiry, notices of apparent liability, investigations, protests, petitions or other written objections against any Credit Party at the FCC or the PUC or Franchising Authority of any jurisdiction in which any Credit Party operates, except for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2           Executive Offices, Collateral Locations, FEIN.  As of the Closing Date, Disclosure Schedule (3.2) sets forth (i) each Credit Party’s name as it appears in official filings in the state of its incorporation or other organization, (ii) the type of entity of each Credit Party, (iii) the organizational identification number issued by each Credit Party’s state of incorporation or organization or a statement that no such number has been issued, and (iv) each Credit Party’s state of organization or incorporation.  As of the Closing Date, the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within 12 months preceding the

Closing Date.  In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

3.3           Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein:  (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or other Governmental Authority except where such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except (i) those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date and (ii) any consents or approvals of any Person other than a Governmental Authority where the failure to obtain such consents or approvals of any such Person, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4           Financial Statements and Projections.  Except for the Projections, all Financial Statements concerning Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)           Financial Statements.  The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered to Agent and Lenders on the date hereof:

(i)            The audited consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 2002 and 2003 and the related consolidated statements of operations, members’ equity and cash flows for each of the three Fiscal Years in the period ended December 31, 2003, certified by BDO Seidman, LLP, and the audited consolidated balance sheet of Mid-Missouri Holding and its Subsidiaries as of

December 31, 2003 and the related consolidated statements of operations, stockholder’s equity and cash flows for the year then ended, certified by BDO Seidman, LLP.

(ii)           The unaudited consolidated balance sheet of Borrower and its Subsidiaries as of September 30, 2004 and the related consolidated statements of operation, members’ equity and cash flows for the previous three Fiscal Quarters then ended.

(iii)          The unaudited consolidated balance sheet of Mid-Missouri Holding and its Subsidiaries as of September 30, 2004 and the related consolidated statements of operations, stockholder’s equity and cash flows for the previous three Fiscal Quarters then ended.

(b)           Pro Forma.  The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) (i) was prepared by Borrower giving pro forma effect to the Related Transactions, (ii) was based on (A) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of September 30, 2004 and (B) the unaudited consolidated balance sheet of Mid-Missouri Holding and its Subsidiaries as of September 30, 2004, (iii) was prepared based upon substantially the same accounting principles as those used in the preparation of the financial statements described above and (iv) on a pro forma basis, presents fairly in all material respects the financial position of the Persons covered thereby as at the date thereof.

(c)           Projections. The Projections included in the Confidential Information Memorandum previously delivered to the Lenders have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections giving effect to the Related Transactions for the five (5) year period beginning on the Closing Date on a year-by-year basis.  The Projections are based upon substantially the same accounting principles as those used in the preparation of financial statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable in light of then-current conditions and then-current facts known to Borrower at the time prepared and as of the Closing Date and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein.

3.5           Material Adverse Effect.  Between December 31, 2003 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets, and no law or regulation known by the Credit Parties to be applicable to any Credit Party has been adopted that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of each Credit Party’s knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Between December 31, 2003 and the Closing Date no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6           Ownership of Property; Liens.  As of the Closing Date, the real property listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased or subleased by any Credit Party.  Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered or otherwise made available to Agent. As of the Closing Date, all Material Real Estate is listed on Disclosure Schedule (3.6) under the heading “Material Real Estate.”  Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  Each Credit Party also has good and, as applicable, marketable title to, valid leasehold interests in, or other valid rights to use, all of its personal property and assets.  As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets.  Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights in effect on the Closing Date pertaining to (i) any Real Estate owned by any Credit Party or (ii) any Credit Party’s leasehold interest in any Real Estate leased by such Credit Party. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except for those permits the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.7           Labor Matters.  Except as set forth in Disclosure Schedule (3.7), as of the Closing Date: (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual, except any of the foregoing that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.8           Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  As of the Closing Date, all of the issued and outstanding Stock of each Credit Party (other than Borrower) is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8).  Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party (other than Borrower) may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).  None of the Holding Companies has engaged in any trade or business, or has any assets (other than Stock of its Subsidiaries and assets incidental to the ownership thereof), or has Incurred any Indebtedness or Guaranteed Indebtedness (other than Indebtedness permitted under Section 6.3 and Guaranteed Indebtedness permitted under Section 6.6).

3.9           Government Regulation.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10         Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock as of the Closing Date.  None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that could reasonably be expected to cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that could reasonably be expected to cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11         Taxes.  All Federal, state and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b).  Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described in Disclosure Schedule (3.11), as of the Closing Date no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  None of the Credit Parties and their respective predecessors are liable for any Charges:  (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s actual knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.12         ERISA.

(a)           Disclosure Schedule (3.12) lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans in effect as of the Closing Date.  Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan (other than any Multiple Employer Plan or any Multiemployer Plan) have been delivered to Agent.  Except with respect to Multiple Employer Plans and Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status except where the failure to so qualify or the loss of such qualification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23 except for any noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)           Except as set forth in Disclosure Schedule (3.12):  (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur in either case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan (other than a Multiple Employer Plan or a Multiemployer Plan) or any Person as fiduciary or sponsor of any Plan (other than a Multiple Employer Plan or a Multiemployer Plan) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate except for any Transfer or transaction that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (vi) except in the case of any ESOP, as of the Closing Date, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan (other than a Multiple Employer Plan or a Multiemployer Plan) measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) as of the Closing Date, no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

3.13         No Litigation.  No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $500,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14         Brokers.  Except as set forth on Disclosure Schedule (3.14), no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15         Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark and registered Copyright and each License with respect to any such Patent, Trademark or registered Copyright, is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15).  Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person except for any such infringement or interference that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property except for any infringement or interference that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.16         Full Disclosure; Perfection of Liens.  The information contained in this Agreement, any of the other Loan Documents, the Financial Statements, the Collateral Reports and the other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement do not contain and will not contain any untrue statement of a material fact or omit to state a material fact known to any Credit Party and necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  Projections from time to time delivered hereunder are or will be based in all material respects upon the estimates and assumptions stated therein, all of which Borrower believed at the time of delivery to be reasonable in light of then current conditions and then current facts known to Borrower as of such delivery date, and reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein, it being understood that the Projections are not facts and the actual performance of the entities covered by the Projections may differ significantly from that projected.  The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17         Environmental Matters.

(a)           Except as set forth in Disclosure Schedule (3.17), as of the Closing Date:  (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not materially and adversely impact any Credit Party’s ability to use such Real Estate in the operation of its business and that would not result in Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to exceed $500,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate that would result in Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to exceed $500,000; (iii) the Credit Parties are in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which, individually or in the aggregate, could reasonably be expected to exceed $500,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to exceed $500,000, and to the knowledge of the Credit Parties all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party has actual knowledge of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of any Credit Party which, individually or in the aggregate, could reasonably be expected to exceed $500,000, and no Credit Party has knowingly permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $500,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no written notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the actual knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all environmental reports, reviews and audits and all material written information pertaining to actual or potential Environmental Liabilities, in each case if prepared by or at the instruction of, or otherwise in the possession or control of, any Credit Party, in each case relating to any Credit Party.

(b)           Each Credit Party hereby acknowledges and agrees that none of the Lenders or Agent (i) is now, or has ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18         Insurance.  Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.  As of the Closing Date, each Credit Party is in compliance with its obligations under Section 5.4.

3.19         Deposit and Disbursement Accounts.  Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20         Government Contracts.  Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.21         Customer and Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Credit Party with any customer or supplier that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.22         Agreements and Other Documents.  As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject as of the Closing Date and each of which is listed in Disclosure Schedule (3.22):  (i) supply agreements and purchase agreements not terminable by such Credit Party within 60 days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; (ii) leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum;  (iii) licenses and permits held by the Credit Parties, the absence of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iv) instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and (v) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.  Except as set forth on Disclosure Schedule (3.22), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.23         Solvency.  Both before and after giving effect to (a) the Loans to be made on the Closing Date or such other date as Loans requested hereunder are made, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

3.24         Mid-Missouri Acquisition Agreement.  As of the Closing Date, Borrower has delivered to Agent and Lenders a complete and correct copy of the Mid-Missouri Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  No Credit Party and no other Person party thereto is in default in any material respect in the performance or compliance with any provisions thereof.  The Mid-Missouri Acquisition Agreement complies in all material respects with, and the Mid-Missouri Acquisition has been consummated in accordance in all material respects with, all applicable laws.  The Mid-Missouri Acquisition Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn.  All requisite approvals by Governmental Authorities having jurisdiction over the seller (or sellers) under the Mid-Missouri Acquisition Agreement, any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by the Mid-Missouri Acquisition Agreement, have been obtained, and no such approvals imposed any conditions to the consummation of the transactions contemplated by the Mid-Missouri Acquisition Agreement or to the conduct by any Credit Party of its business thereafter.  To each Credit Party’s actual knowledge, none of the representations or warranties in the Mid-Missouri Acquisition Agreement made by the seller or sellers thereunder, in either case, contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.  As of the Closing Date, each of the representations and warranties given by each applicable Credit Party in the Mid-Missouri Acquisition Agreement is true and correct in all material respects.  Notwithstanding anything contained in the Mid-Missouri Acquisition Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into this Agreement by this Section 3.24 and shall, solely for purposes of this Agreement and the benefit of Agent and Lenders, survive the consummation of the Mid-Missouri Acquisition.

3.25         [Intentionally Omitted]

3.26         Subordinated Debt.  As of the Closing Date, Borrower has delivered to Agent and Lenders a complete and correct copy of the Initial IDS Subordinated Notes Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  Borrower has the corporate power and authority to incur the Indebtedness evidenced by the Initial IDS Subordinated Notes.  The subordination provisions contained in the Initial IDS Subordinated Notes Documents and, on and after the execution, delivery and/or Incurrence thereof, any Subsequent IDS Subordinated Notes Documents and any Additional Subordinated Debt Documents, are enforceable against Borrower, the Guarantors party thereto and the holders of such Indebtedness by Agent and Lenders.  All Obligations constitute “Senior Lender Indebtedness”, “Designated Senior Indebtedness” and “Senior Indebtedness” or like term under and as defined in (i) the Initial IDS Subordinated Notes Documents, entitled to the benefits of the subordination provisions contained in the Initial IDS Subordinated Notes Documents and, (ii) on and after the execution, delivery and/or Incurrence thereof, any Subsequent IDS Subordinated Notes Documents and any Additional Subordinated Debt Documents, entitled to the benefits of the subordination provisions contained in any Subsequent IDS Subordinated Notes Documents and any Additional Subordinated Debt Documents.  This Agreement and the other Loan Documents constitute “Senior Credit Documents” or like term as defined in the Initial IDS Subordinated Notes Documents and, on and after the execution, delivery and/or Incurrence thereof, any Subsequent IDS Subordinated Notes Documents and any Additional Subordinated Debt Documents.  The Incurrence of the Obligations does not violate the Initial IDS Subordinated Notes Documents and, on and after the execution, delivery and/or Incurrence thereof, any Subsequent IDS Subordinated Notes Documents and any Additional Subordinated Debt Documents.  The Incurrence of the Revolving Credit Commitment on the Closing Date and any Revolving Credit Advance on the date of borrowing hereunder does not and would not violate the Initial IDS Subordinated Notes Documents and, on after the execution, delivery and/or Incurrence thereof, any Subsequent IDS Subordinated Notes Documents and any Additional Subordinated Debt Documents.  Borrower acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon this Section 3.26 and the subordination provisions of the Initial IDS Subordinated Notes Documents and, on and after the execution, delivery and/or Incurrence thereof, of any Subsequent IDS Subordinated Notes Documents and any Additional Subordinated Debt Documents.

3.27         Capitalization.  On the Closing Date, after giving effect to the Loans and the Related Transactions, the authorized Stock of Borrower shall consist of (a) 2,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued or outstanding, (b)  20,000,000 shares of Class A common stock, par value $0.01 per share (such authorized shares of Class A common stock, together with any subsequently authorized shares of such common stock, the “Class A Common Stock”) of which [            ] shares are issued and outstanding (and of which [        ] shall be included in the Initial IDS Securities) and (c) 800,000 shares of Class B common stock, par value $0.01 per share (such authorized shares of Class B common stock, together with any subsequently authorized shares of such common stock, the “Class B Common Stock”) of which [          ] shares are issued and outstanding.   All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights.  Except as disclosed in the Registration Statement, on the Closing Date, Borrower does not have outstanding any Stock convertible into or exchangeable for its Stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Stock or any Stock appreciation or similar rights.

3.28         OFAC.  No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by such executive order, or is otherwise associated with any such person in any manner violative of such executive order, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

3.29         Patriot Act.  Each Credit Party is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4                                         FINANCIAL STATEMENTS AND INFORMATION

4.1           Reports and Notices.

(a)           Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, Compliance Certificates, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b)           Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex F.

4.2           Communication with Accountants.  Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including BDO Seidman LLP, and authorizes and shall request those accountants to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, results of operations, financial condition and other affairs of any Credit Party, provided that an officer of Borrower will be given the reasonable opportunity to participate in any direct communication with the Credit Parties’ independent public accountants.

5                                         AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1           Maintenance of Existence and Conduct of Business.  Each Credit Party shall:  do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or organizational existence (except to the extent permitted by Section 6.1) and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep the same in reasonable repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

5.2           Payment of Charges.

(a)           Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its material property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3           Books and Records.  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in order to permit the preparation of financial statements in accordance with GAAP.

5.4           Insurance; Damage to or Destruction of Collateral.

(a)           The Credit Parties shall, at their sole cost and expense, maintain (i) the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or (ii) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in each case with insurers and in amounts reasonably acceptable to Agent (it being agreed that any insurer having an A.M. Best policy holders rating of at least “A” shall be acceptable to Agent). Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days (or, in the case of cancellation for nonpayment of premium, 10 days’) prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent reasonably deems advisable.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)           Agent reserves the right at any time upon any change in any Credit Party’s insurance risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry; provided that so long as no Event of Default has occurred and is continuing, the Credit Parties shall be required to obtain such additional forms and limits of insurance only on the annual renewal date of the applicable insurance policy (or on a date reasonably selected by Agent if there is no such annual renewal date).  If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c)           Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party (other than Mid-Missouri Telephone) shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as lender’s loss payee.  Each Credit Party (other than Mid-Missouri Telephone) irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $500,000, as each such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower shall promptly notify Agent and Lenders of any loss, damage or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance, and if any Credit Party receives insurance proceeds in respect of any such loss, damage or destruction to the Collateral, it shall immediately pay them to Agent for application in accordance with this Section 5.4(c) (it being understood that proceeds of business interruption insurance shall be retained by the applicable Credit Party except during the occurrence and continuance of a Default or an Event of Default).  After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations of Borrower in accordance with Section 1.3(c) or permit or require each Credit Party to use such money, or any part thereof, to promptly begin and diligently pursue the replacement, repair, restoration or rebuilding of the Collateral with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction.  Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, Agent shall permit the applicable Credit Party either to replace, restore, repair or rebuild the property or to reinvest such proceeds in revenue producing capital assets used in the businesses of the Credit Parties of the type engaged in by the Credit Parties as of the Closing Date or businesses reasonably related thereto; provided that if such Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days following such casualty or has not consummated such reinvestment within 180 days following such casualty, Agent may apply such insurance proceeds to the Obligations of Borrower in accordance with Section 1.3(c).  All insurance proceeds that are to be made available to any Credit Party to replace, repair, restore or rebuild such Collateral or to fund such reinvestment shall either be (x) deposited in a cash collateral account held by Agent or (y) applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a reserve against the Borrowing Availability in an amount equal to the amount of such proceeds so applied.  Thereafter, such funds shall be made available to Borrower to provide funds to replace, repair, restore or rebuild such Collateral or to fund such reinvestment as follows:  (i) Borrower shall request a Revolving Credit Advance or release from such cash collateral account be made to fund such replacement, repair, restoration or rebuilding or to fund such reinvestment in the amount requested to be released; (ii) so long as the conditions in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from such cash collateral account; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance.  To the extent not used to replace, repair, restore or rebuild the Collateral or to fund such reinvestment, such insurance proceeds shall be applied in accordance with Section 1.3(c) and such Reserve shall be immediately utilized through the borrowing by Borrower of a Revolving Credit Advance, the proceeds of which shall be applied to prepay the Loans in accordance with Section 1.3(c).

5.5           Compliance with Laws.  Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party shall duly and timely comply in all respects with any applicable telecommunications statutes of the United States or any state in which it operates, or any applicable rule, regulation or requirement of the FCC, any PUC, any Franchising Authority and any other Governmental Authority and all Telecommunications Approvals, except to the extent that such failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6           Supplemental Disclosure.  From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered materially inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall (x) amend, supplement or otherwise modify any Disclosure Schedule or representation, or (y) be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing and in the case of clause (x) except for changes constituting matters expressly permitted or expressly contemplated by this Agreement and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7           Intellectual Property.  Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person and shall comply with the terms of its Licenses, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.8           Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to:  (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to operate the Real Estate in the manner presently operated or to otherwise materially comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party has actual knowledge of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $500,000; and (d) promptly forward to Agent a copy of any written order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000, in each case whether or not the Environmental Protection Agency or any other Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there is a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits relating to the suspected violation or Release, including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems reasonably appropriate relating to the suspected violation or Release, including subsurface sampling of soil and groundwater.  Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9           Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Each Credit Party shall obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral having a value, individually or in the aggregate, in excess of $250,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.  After the Closing Date, no real property or warehouse space shall be leased having annual rental payments in excess of $50,000 by any Credit Party and no Inventory (other than Inventory of Mid-Missouri Telephone) shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location.  To the extent permitted hereunder, if any

Credit Party (other than Mid-Missouri Telephone) proposes to acquire a fee ownership interest or leasehold interest in any Material Real Estate after the Closing Date, it shall concurrently provide to Agent a mortgage or deed of trust or leasehold mortgage or deed of trust, as applicable, granting Agent a first priority Lien on such Real Estate or leasehold interest therein, as applicable, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements, in each case, reasonably requested by Agent, and in each case, in form and substance reasonably satisfactory to Agent.  In addition, if any Real Property owned or leased by any Credit Party (other than Mid-Missouri Telephone) shall subsequently become or be determined to be Material Real Estate, promptly following a request from Agent, such Credit Party shall provide to Agent a mortgage or deed of trust or leasehold mortgage or deed of trust, as applicable, granting Agent a first priority Lien on such Real Estate, or leasehold interest therein, as applicable, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements, in each case, reasonably requested by Agent, and in each case, in form and substance reasonably satisfactory to Agent.

5.10         Interest Rate Protection.  Within 30 days after the Closing Date and at all times thereafter prior to the Commitment Termination Date, Borrower shall enter into and maintain interest rate cap, swap or collar agreements, or other agreements or arrangements designed to provide protection against fluctuations in interest rates, which shall be on terms, for periods and with counterparties reasonably acceptable to Agent, and pursuant to which Borrower is protected against increases in interest rates from and after the date of such contracts as to a notional amount of not less than fifty percent (50%) and no greater than one hundred percent (100%) of all Loans outstanding from time to time for an initial term of at least two years.

5.11         CoBank Capital.  So long as CoBank is a Lender hereunder, Borrower will acquire or maintain ownership of non-voting participation certificates in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of non-voting participation certificates that Borrower may be required to purchase in CoBank in connection with the Loans may not exceed the maximum amount permitted by the Bylaws at the time this Agreement is entered into. The rights and obligations of the parties with respect to such non-voting participation certificates and any distributions made on account thereof or on account of Borrower’s patronage with CoBank shall be governed by CoBank’s Bylaws. Borrower hereby consents and agrees that the amount of any distributions with respect to its patronage with CoBank that are made in qualified written notices of allocation (as defined in 26 U.S.C. § 1388) and that are received by Borrower from CoBank, will be taken into account by Borrower at the stated dollar amounts whether the distribution is evidenced by a participation certificate or other form of written notice that such distribution has been made and recorded in the name of Borrower on the records of CoBank. CoBank’s Pro Rata Share of the Loans and other Obligations due to CoBank shall be secured by a statutory first lien on all equity which Borrower may now own or hereafter acquire in CoBank.  Such equity shall not, however, constitute security for the Obligations due to any other Lender.  CoBank shall not be obligated to set off or otherwise apply such equities to Borrower’s obligations to CoBank.

5.12         Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon request of Agent or Requisite Lenders, duly execute and deliver, or cause to be duly executed and delivered, to Agent and Lenders such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent or Requisite Lenders to carry out more effectively the provisions and purposes of this Agreement and each other Loan Document.

5.13         Subsidiaries and Collateral.  The Credit Parties will take such action from time to time as shall be necessary to ensure that (i) all Subsidiaries of Borrower are Credit Parties hereunder, (ii) all Subsidiaries of Borrower (other than Mid-Missouri Telephone) are Guarantors under the Subsidiary Guaranty, (iii) Borrower and all Subsidiaries of Borrower (other than Mid-Missouri Telephone) are Grantors under the Security Agreement and Agent (for the benefit of itself and the Lenders) has first priority perfected Liens (subject to Permitted Encumbrances), in substantially all the assets of Borrower and such Subsidiaries, consistent with the provisions of the Security Agreement, and (iv) Borrower and all Subsidiaries of Borrower (other than Mid-Missouri Holdings) are Pledgors under the Pledge Agreement and Agent (for the benefit of itself and the Lenders) has first priority perfected Liens in one hundred percent (100%) of the outstanding Stock of each of the Subsidiaries of Borrower (other than the Stock of Mid-Missouri Telephone) consistent with the provisions of the Pledge Agreement.

5.14         Change of Law Applicable to Mid-Missouri Telephone.

(a)           Mid-Missouri Telephone shall execute and deliver to Agent (i) a guaranty substantially in the form of the Subsidiary Guaranty (or a Joinder Agreement in respect of the Subsidiary Guaranty) not later than 30 days after Mid-Missouri Telephone shall have obtained knowledge that Mid-Missouri Telephone shall not be required by applicable law to obtain consent from the PUC in the State of Missouri in order to execute and deliver such a guaranty and (ii) a security agreement substantially in the form of the Security Agreement (or a Joinder Agreement in respect of the Security Agreement) not later than 30 days after Mid-Missouri Telephone shall not be required by applicable law to obtain consent from the PUC in the State of Missouri in order to execute and deliver such a security agreement.

(b)           Mid-Missouri Holding shall execute and deliver to Agent a Joinder Agreement in respect of the Pledge Agreement and shall pledge all of the Stock of Mid-Missouri Telephone pursuant to the terms of the Pledge Agreement not later than 30 days after Mid-Missouri Telephone shall have obtained knowledge that Mid-Missouri Telephone shall not be required by applicable law to obtain consent from the PUC in the State of Missouri in order for its Stock to be pledged to Agent under the Pledge Agreement.

(c)           Upon (i) the execution and delivery by Mid-Missouri Telephone of (A) the guaranty (or Joinder Agreement) referred to in paragraph (a) of this Section 5.14 and (B) the security agreement (or Joinder Agreement) referred to in paragraph (a) of this Section 5.14 and (ii) the execution and delivery by Mid-Missouri Holding of a Joinder Agreement in accordance with paragraph (b) of this Section 5.14, any provision in the Loan Documents that specifically excludes Mid-Missouri Telephone shall, mutatis mutandis, be deemed to also apply to Mid-Missouri Telephone.

(d)           The Credit Parties shall notify Agent and the Lenders promptly upon obtaining knowledge that Mid-Missouri Telephone and Mid-Missouri Holding will be required to execute and deliver documents pursuant to the foregoing clauses of this Section 5.14.  In such event, if and to the extent reasonably requested by Agent or Requisite Lenders, Mid-Missouri Telephone and Mid-Missouri Holding will cause to be delivered to Agent and Lenders all other relevant documentation of the type described in Section 2 and the Closing Checklist with respect thereto.

6                                         NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1           Mergers, Subsidiaries, Etc.  (a) No Credit Party shall directly or indirectly, by operation of law or otherwise, (x) form or acquire any Subsidiary, or (y) merge with, consolidate with, acquire all or a substantial portion of any division, unit or business of, acquire all or a substantial portion of the assets or Stock of, or otherwise combine with or acquire, any Person, whether in a single transaction or a series of related transactions, individually or together with any other Credit Parties, except (i) as permitted by Section 6.1(b) below, (ii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (A) any Subsidiary of Borrower may merge or consolidate with or convey all or substantially all of its assets to Borrower provided that Borrower is the surviving entity from any such transaction, (B) any Subsidiary of Borrower may merge or consolidate with or convey all or substantially all of its assets to a Subsidiary Guarantor provided that such Subsidiary Guarantor is the surviving entity from any such transaction and (C) Borrower or any Subsidiary of Borrower may form a Subsidiary so long as contemporaneously therewith such Subsidiary becomes a Credit Party, becomes a Subsidiary Guarantor and grants a Lien on its assets to Agent in accordance with Section 5.13, and (iii) the Mid-Missouri Acquisition consummated on the Closing Date.

(b)           Notwithstanding Section 6.1(a), after the Closing Date, (x) Borrower or any Subsidiary Guarantor may acquire all or a substantial portion of any division, unit or business of or all or substantially all of the assets of, or (y) Borrower or any Subsidiary of Borrower that is a Credit Party may acquire all of the Stock of, any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(i)            Agent shall receive at least thirty (30) Business Days’ prior written notice (or such shorter period as Agent may agree) of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)           such Permitted Acquisition shall only involve (A) assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by the Credit Parties as of the Closing Date or, as applicable, a business, or those assets of a business, reasonably related thereto or (B) the Stock of a Person organized in the United States whose assets comprise such a business, and in each case which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than types of approvals applicable to the exercise of such rights and remedies with respect to the Guarantors prior to such Permitted Acquisition;

(iii)          such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors (or other governing body);

(iv)          no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other contingent liabilities shall be Incurred or otherwise be reflected on a consolidated balance sheet of Borrower and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder, (B) Indebtedness secured by purchase money Liens and Capital Leases entered into in the ordinary course of Target’s business, provided that (1) the principal amount of such Indebtedness and Capital Lease Obligations with respect to such Capital Leases, together with the aggregate amount of all other outstanding purchase money Indebtedness and Capital Lease Obligations of the Credit Parties, shall not exceed $1,000,000 at any one time, (2) such purchase money Liens and Capital Leases are not created in contemplation of such Permitted Acquisition and secure only those principal obligations and any charges or interest accruing thereon which such purchase money Liens or Capital Leases secure on the date that such Permitted Acquisition is consummated, (3) such Indebtedness does not exceed 100% of the purchase price of the subject assets, and (4) such purchase money Liens or Capital Leases do not extend to any asset other than the assets being purchased or acquired with such purchase money Indebtedness or the assets being leased in connection with such Capital Leases, (C) ordinary course trade payables and accrued expenses, and (D) Indebtedness of Borrower Incurred to finance such Permitted Acquisition to the extent such Indebtedness is expressly permitted under Section 6.3(a)(vii), (xv) or (xvi) and to the extent that no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(v)           the sum of all amounts payable in connection with all Permitted Acquisitions made after the Closing Date (including all deferred payments, all non-compete payments, all transaction costs, the fair market value of all Stock issued in connection therewith and all Indebtedness and any earn out payments or similar obligations Incurred in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target) shall not exceed $25,000,000 in any Fiscal Year for all Credit Parties combined;

(vi)          the Target shall not have incurred an operating loss (disregarding nonrecurring charges or credits directly attributable to such Permitted Acquisition) for the trailing twelve-month period preceding the date of such Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

(vii)         the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(viii)        the Borrower shall be the surviving entity of any merger or consolidation involving Borrower in connection with any Permitted Acquisition, and at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in substantially all the assets acquired pursuant thereto, consistent with the provisions of the Security Agreement, and in the outstanding Stock of the Target, and the applicable Credit Parties and the Target shall have executed such documents (including a Joinder Agreement, if applicable) and taken such actions as may be reasonably requested by Agent in connection therewith;

(ix)           concurrently with delivery of the notice referred to in clause (i) above, Borrower shall have delivered to Agent and Lenders, in form reasonably satisfactory to Agent:

(A)          a pro forma consolidated balance sheet, income statement and cash flow statement of Borrower and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall fairly present in all material respects the assets, liabilities, financial position and results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP consistently applied (subject to normal year end audit adjustments and the absence of footnotes), but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that on a Pro Forma Basis, no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and the Credit Parties would have been in compliance with the Financial Covenants for the Test Period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Section 4.1 prior to consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Advances funded in connection therewith as if made on the first day of such period);

(B)           updated versions of the most recently delivered Projections covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Requisite Lenders, taking into account such Permitted Acquisition; and

(C)           a certificate of the chief financial officer of Borrower to the effect that:  (w) Borrower (after taking into consideration all rights of contribution and indemnity each Credit Party has against each other Credit Party) will be Solvent upon the consummation of such Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents in all material respects the financial position of Borrower and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to such Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrower and its Subsidiaries subsequent to the date thereof based upon the historical performance of the Credit Parties and the Target and show that the Credit Parties shall continue to be in compliance with the Financial Covenants for the 3-year period thereafter; and (z) the Credit Parties have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

(x)            (A) at least five (5) days prior to the date of such Permitted Acquisition, Agent and Lenders shall have received, in form and substance reasonably satisfactory to Agent, substantially final copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent or any Lender, including those specified in the last two sentences of Section 5.9, and (B) at least two (2) Business Days prior to the date of such Permitted Acquisition, Agent and Lenders shall have received, copies of the final acquisition agreement and related agreements and all such agreements shall not differ in any material respect from the substantially final agreements provided to Agent and Lenders, unless Agent shall have approved of such differences (which approval shall not be unreasonably withheld);

(xi)           at the time of such Permitted Acquisition and after giving effect thereto, no Default, Event of Default, Interest Deferral Period or Dividend Suspension Period has occurred and is continuing; and

(xii)          Agent and Lenders shall have received reasonably satisfactory evidence of compliance with all regulatory requirements with respect to such Permitted Acquisition.

6.2           Investments; Loans and Advances.  Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any Investment in any Person, except:

(a)           Investments comprised of (i) notes payable, or stock or other securities issued by Account Debtors to the Credit Parties pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business and (ii) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(b)           Investments existing on the Closing Date and listed on (Disclosure Schedule 6.2);

(c)           so long as Agent has not delivered an Activation Notice, Borrower may make Investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks, (v) mutual funds that invest substantially all their assets in one or more of the Investments described in clauses (i) through (iv) above, and (vi) others approved by Agent in its reasonable discretion;

(d)           any Credit Party may make capital contributions to any other Credit Party; provided that the aggregate amount of all capital contributions to, intercompany loans to and other Investments in Mid-Missouri Telephone, together with intercompany loans by Mid-Missouri Telephone, shall not at any time exceed $2,000,000 for all Credit Parties combined;

(e)           intercompany loans and advances by any Credit Party to any other Credit Party to the extent permitted by Section 6.3(a)(viii);

(f)            Permitted Acquisitions and Investments of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in connection with a Permitted Acquisition or at the time such Person is merged or consolidated with or into a Credit

Party in connection with a Permitted Acquisition, provided that such Investments are not made in contemplation of such Permitted Acquisition and, upon giving effect to such Permitted Acquisition, such Investments are permitted by the other clauses of this Section 6.2;

(g)           Investments consisting of deferred payment obligations received as consideration from Asset Sales effected in accordance with the requirements of Section 6.8, so long as such Investments do not in the aggregate exceed $250,000 at any time for all Credit Parties combined;

(h)           prepaid expenses, negotiable instruments held for collection and lease, and utility and workers’ compensation, performance and other similar deposits, in each case, created in the ordinary course of business;

(i)            Guaranteed Indebtedness permitted by Section 6.6;

(j)            Hedging Obligations of Borrower required by Section 5.10;

(k)           Loans and advances to employees of any Credit Party in the ordinary course of business, in each case to the extent permitted by Section 6.4(b);

(l)            the Mid-Missouri Acquisition consummated on the Closing Date; and

(m)          other Investments by the Credit Parties not exceeding $1,000,000 in the aggregate at any time outstanding for all Credit Parties combined, provided that this Section 6.2(m) shall not be applicable to Investments in Mid-Missouri Telephone.

6.3           Indebtedness.

(a)           No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i)            Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness or Capital Lease being refinanced, amended or modified;

(ii)           the Loans and the other Obligations;

(iii)          unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(iv)          [existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified; provided, however,  that this Section 6.3(a)(iv) shall not be applicable to Subordinated Debt;]

(v)           unsecured, subordinated Indebtedness of Borrower evidenced by the Initial IDS Subordinated Notes issued on the Closing Date as a part of the Related Transactions, in an aggregate principal amount that does not exceed at any time $[85,000,000] (less the amount of any repayments of principal thereof after the Closing Date);

(vi)          unsecured, subordinated Indebtedness of Borrower evidenced by any Initial IDS-Linked Subordinated Notes issued after the Closing Date as part of Initial IDS Securities required to be issued upon conversion of any Class B common stock of Borrower issued on the Closing Date as a part of the Related Transactions so long as (A) no Default, Event of Default, Interest Deferral Period or Dividend Suspension Period has occurred and is continuing or would result as of the date of issuance thereof, (B) on a Pro Forma Basis after giving effect to the Incurrence of such Indebtedness, the Credit Parties shall (I) have a Consolidated Total Leverage Ratio of not more than 6.0 to 1.0 and (II) be in compliance with the Financial Covenants and (C) Borrower shall have furnished to Agent and Lenders prior to the Incurrence thereof a certificate from a Responsible Officer of Borrower certifying as to compliance with the requirements of the preceding clauses (A) and (B) and containing the calculations demonstrating compliance with the preceding clause (B);

(vii)         Permitted Additional Subordinated Debt of Borrower, so long as (A) the aggregate outstanding principal amount thereof (excluding any PIK Amounts in respect thereof) does not exceed $25,000,000 at any time, (B) no Default, Event of Default, Interest Deferral Period or Dividend Suspension Period has occurred and is continuing or would result as of the date of issuance thereof, (C) on a Pro Forma Basis after giving effect to the Incurrence of such Indebtedness, the Credit Parties shall (I) have a Consolidated Total Leverage Ratio of not more than 6.0 to 1.0 and (II) be in compliance with the Financial Covenants, (D) the terms of such Indebtedness otherwise comply with the provisions of the definition of Permitted Additional Subordinated Debt, (E) all of the proceeds thereof shall be applied (I) concurrently with the issuance thereof, to refinance Permitted Additional Subordinated Debt of Borrower or (II) not later than 90 days after the date of issuance thereof, (x) to finance a Permitted Acquisition, (y) to finance permitted Consolidated Capital Expenditures or (z) to prepay the Loans, and (F) Borrower shall have furnished to Agent and Lenders prior to the Incurrence thereof a certificate from a Responsible Officer of Borrower certifying as to compliance with the requirements of the preceding clauses (A), (B), (C) and (D) and containing the calculations demonstrating compliance with the preceding clause (C);

(viii)        Indebtedness consisting of intercompany loans and advances made by Borrower to any other Credit Party or by any Credit Party to Borrower; provided, that: (A) Borrower shall have executed and delivered to each such Credit Party, and each such Credit Party shall have executed and delivered to Borrower, a demand note in the form of Exhibit 6.3(a)(viii) (an “Intercompany Note”) to evidence any such intercompany Indebtedness owing at any time by Borrower to such Credit Party or by such Credit Party to Borrower, which Intercompany Note shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations (except for any such Intercompany Note executed and delivered to Mid-Missouri Telephone); (B) Borrower and each such Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of Borrower or any other Credit Party under any such Intercompany Note shall be subordinated to the Obligations of Borrower and such other Credit Party hereunder in accordance with the terms of the Intercompany Note; (D) at the time any such intercompany loan or advance is made by Borrower or any other Credit Party and after giving effect thereto, Borrower and such other Credit Party shall be Solvent; (E) Agent has not delivered a notice to Borrower prohibiting such intercompany loans and advances following the occurrence and during the continuance of a Default or Event of Default; and (F) the aggregate amount of intercompany loans to, capital contributions to and other Investments in Mid-Missouri Telephone, together with intercompany loans by Mid-Missouri Telephone, shall not at any time exceed $2,000,000 for all Credit Parties combined;

(ix)           [Intentionally Omitted];

(x)            Indebtedness constituting Hedging Obligations of Borrower required by Section 5.10;

(xi)           Guaranteed Indebtedness permitted by Section 6.6;

(xii)          Indebtedness of Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with Permitted Acquisitions or sales of assets permitted by this Agreement (so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person);

(xiii)         Indebtedness constituting temporary bank overdrafts in the ordinary course of business that are promptly repaid;

(xiv)        [Intentionally Omitted];

(xv)         unsecured, subordinated Indebtedness of Borrower evidenced by any Subsequent IDS Subordinated Notes issued after the Closing Date under any Subsequent IDS Subordinated Notes Indenture, so long as (A) no Default, Event of Default, Interest Deferral Period or Dividend Suspension Period has occurred and is continuing or would result as of the date of issuance thereof, (B) on a Pro Forma

Basis after giving effect to the Incurrence of such Indebtedness, the Credit Parties shall (I) have a Consolidated Total Leverage Ratio of not more than 6.0 to 1.0 and (II) be in compliance with the Financial Covenants, (C) the terms of such Indebtedness otherwise comply with the provisions of the definitions of Subsequent IDS-Linked Subordinated Notes and Subsequent Non-IDS-Linked Subordinated Notes, (D) all of the proceeds thereof shall be applied (I) concurrently with the issuance thereof, to refinance IDS Subordinated Notes or Permitted Additional Subordinated Debt of Borrower or (II) not later than 90 days after the date of issuance thereof, (x) to finance a Permitted Acquisition, (y) to finance permitted Consolidated Capital Expenditures or (z) to prepay the Loans, and (E) Borrower shall have furnished to Agent and Lenders prior to the Incurrence thereof a certificate from a Responsible Officer of Borrower certifying as to compliance with the requirements of the preceding clauses (A), (B) and (C) and containing the calculations demonstrating compliance with the preceding clause (B); and

(xvi)        additional unsecured Indebtedness of Borrower, so long as (A) the aggregate outstanding principal amount thereof (excluding any PIK Amounts in respect thereof) does not exceed $5,000,000 at any time, (B) no Default, Event of Default, Interest Deferral Period or Dividend Suspension Period has occurred and is continuing or would result as of the date of issuance thereof, (C) on a Pro Forma Basis after giving effect to the Incurrence of such Indebtedness, the Credit Parties shall (I) have a Consolidated Total Leverage Ratio of not more than 6.0 to 1.0 and (II) be in compliance with the Financial Covenants, and (D) Borrower shall have furnished to Agent and Lenders prior to the Incurrence thereof a certificate from a Responsible Officer of Borrower certifying as to compliance with the requirements of the preceding clauses (A), (B) and (C) and containing the calculations demonstrating compliance with the preceding clause (C).

(b)           No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); (iv) Indebtedness permitted by Sections 6.3(a)(v), (vi) or (xv) upon any refinancing thereof in accordance with Section 6.3(a)(xv); (v) Indebtedness permitted by Section 6.3(a)(vii) upon any refinancing thereof in accordance with Section 6.3(a)(vii); (vi) Indebtedness permitted by Sections 6.3(a)(i) and (viii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom; (vii) Indebtedness permitted by Section 6.3(a)(iii); and (viii) as otherwise permitted in Section 6.14.

6.4           Employee Loans and Affiliate Transactions.

(a)           Except as otherwise expressly permitted in this Section 6 with respect to Affiliates and except for transactions referred to on Disclosure Schedule (6.4(a)), no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of, and pursuant to the reasonable requirements of, such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party.  In addition, if any such transaction or series of related transactions, except for such transactions between Borrower and any Subsidiary Guarantor or between Subsidiary Guarantors in the ordinary course of business, involves payments in excess of $1,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders.  All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b)           No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock purchase and option financing up to a maximum of $1,000,000 in the aggregate at any one time outstanding for all Credit Parties combined.

6.5           Capital Structure and Business.        (a)           No Credit Party shall:

(i) permit any Person (other than Borrower or any Credit Party that is a Pledgor under the Pledge Agreement) to own any Stock of any Subsidiary of Borrower, except that the Stock of Mid-Missouri Telephone shall be owned by Mid-Missouri Holding; or

(ii) issue or sell any Stock to any Person, except that:

(A) any Subsidiary of Borrower may issue Stock to Borrower or any Pledgor (other than Mid-Missouri Telephone) under the Pledge Agreement;

(B) Mid-Missouri Telephone may issue Stock to Mid-Missouri Holding;

(C) Imagination may issue Stock to Mid-Missouri Telephone;

(D) Borrower may issue or sell its Class A common stock for fair market value so long as no Change of Control occurs after giving effect thereto, no holding company of Borrower exists after giving effect thereto and either such Class A common stock is issued as consideration for a Permitted Acquisition or such Class A common stock is issued for cash and not later than 90 days after the date of issuance thereof the Net Cash Proceeds from the issuance thereof are applied (1) to finance a Permitted Acquisition, (2) to finance a permitted Consolidated Capital Expenditure, (3) to prepay Subordinated Debt, (4) to prepay the Loans as required by Section 1.3(b)(iii) or (5) to make any repurchase of shares of its common stock permitted by Section 6.14(l); and

(E) Borrower may issue Class A common stock as part of Initial IDS Securities required to be issued upon conversion of any Class B common stock of Borrower issued on the Closing Date as a part of the Related

Transactions so long as the Initial IDS-Linked Subordinated Notes issued as part of such Initial IDS Securities are permitted to be issued under Section 6.3(a)(vi).

(b)           No Credit Party shall amend its charter, bylaws or other organizational documents, in either case in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations (it being understood that any amendment to authorize, or increase the authorized shares of, any class of common stock of Borrower that is not Disqualified Stock would not be prohibited).

(c)           No Credit Party shall engage in any business other than the businesses engaged in by it on the Closing Date or businesses reasonably related thereto.

6.6           Guaranteed Indebtedness.  No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except:

(a)           Guaranteed Indebtedness by endorsement of instruments or items of payment for deposit to the general account of any Credit Party;

(b)           Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation of such other Credit Party is permitted by this Agreement, provided that if the payment of such primary obligation is subordinated to the payment of any of the Obligations, then the payment of such Guaranteed Indebtedness shall be subordinated to the payment of the Obligations on the same basis that such primary obligation is so subordinated;

(c)           Guaranteed Indebtedness existing on the date hereof and described in Disclosure Schedule 6.6;

(d)           the Guaranties;

(e)           Guaranteed Indebtedness incurred in the ordinary course of business of a Credit Party with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations of such Credit Party up to $250,000 in the aggregate for all Credit Parties combined;

(f)            Guaranteed Indebtedness arising under indemnity agreements with title insurers to cause such title insurers to issue in favor of Agent mortgagee title insurance policies; and

(g)           additional Guaranteed Indebtedness of the Credit Parties not to exceed an aggregate outstanding principal amount of $250,000 at any time for all Credit Parties combined.

6.7           Liens.  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for:

(a) Permitted Encumbrances;

(b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount so secured is not increased and the Lien does not attach to any other property;

(c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business or in connection with purchase money Indebtedness and Capital Leases expressly permitted to be assumed under Section 6.1(b)(iv) in connection with Permitted Acquisitions, involving the Incurrence of an aggregate amount of purchase money Indebtedness (including any assumed purchase money Indebtedness) and Capital Lease Obligations (including any assumed Capital Lease Obligations) of not more than $1,000,000 outstanding at any one time for all such Liens for all Credit Parties combined (provided that such Liens attach only to the assets subject to such purchase money Indebtedness and such Indebtedness is incurred within ninety (90) days following such purchase and does not exceed 100% of the purchase price of the subject assets);

(d) leases and subleases of Real Property of a Credit Party granted to others which do not materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries; and

(e) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Borrower and its Subsidiaries in the ordinary course of business.

In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except  (i) operating leases, Capital Leases, Licenses and agreements evidencing purchase money Indebtedness, in each case which only prohibit Liens upon the assets that are subject thereto, (ii) customary non-assignment clauses in agreements entered into in the ordinary course of business, (iii) contracts for the sale of assets permitted by Section 6.8 and (iv) restrictions imposed by applicable law.

6.8           Sale of Stock and Assets.  No Credit Party shall sell, lease, license, transfer, convey, assign or otherwise dispose of, in a single transaction or a series of related transactions, any of its Properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts (each, an “Asset Sale”), other than:

(a) the sale of Inventory in the ordinary course of business;

(b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete, surplus or no longer used or useful in such Credit Party’s business and having a book value not exceeding $500,000 in any single transaction or $1,000,000 in the aggregate in any Fiscal Year for all Credit Parties combined;

(c) the sale of other Equipment and Fixtures having a book value not exceeding $500,000 in any single transaction or $1,000,000 in the aggregate in any Fiscal Year for all Credit Parties combined;

(d) the sale of Investments permitted by Section 6.2(c) in the ordinary course of business;

(e) the sale of Investments acquired in settlements or bankruptcies of customers and suppliers;

(f) Sale/Leaseback Transactions permitted by and entered into in accordance with Section 6.12;

(g) dispositions of customer accounts by a Credit Party in connection with compromise or collections in the ordinary course of business;

(h) leases and subleases permitted under Section 6.7(d);

(i) transfers of assets by Borrower or any Subsidiary thereof to Borrower or any Subsidiary Guarantor;

(j) Restricted Payments permitted by Section 6.14;

(k) Condemnations and casualties; and

(l) the sale of Investments of a Person existing at the time such Person became a Subsidiary of a Credit Party in connection with a Permitted Acquisition or at the time such Person merged or consolidated with or into a Credit Party in connection with a Permitted Acquisition, provided that such Investments were not made in contemplation of such Permitted Acquisition;

provided that each Asset Sale pursuant to the foregoing clauses of this Section 6.8 (other than clauses (h), (j) and (k)) shall be for fair market value and for proceeds consisting of at least 75% cash.  With respect to any Asset Sale permitted by this Section 6.8 (other than Sections 6.8(h), (j) and (k)), subject to Section 1.3(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower’s expense, appropriate documentation to acknowledge the release of Lien in respect thereof as reasonably requested by Borrower.

6.9           ERISA.  No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a

Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event could reasonably be expected to result in taxes, penalties or other liability of $500,000 in the aggregate.

6.10         Financial Covenants.  Borrower shall not breach or fail to comply with any of the Financial Covenants.

6.11         Hazardous Materials.  No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact any Credit Party’s ability to use any of the Real Estate or any of the Collateral, in each case in the operation of its business, other than such violations or Environmental Liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.12         Sale/Leasebacks.  No Credit Party shall engage in any Sale/Leaseback Transaction, synthetic lease or similar transaction involving any of its assets, except that within ninety (90) days following the date on which any Equipment or Fixtures are put in service by any Credit Party, such Credit Party may enter into a Sale/Leaseback Transaction with respect to such Equipment or Fixtures to the extent permitted by Section 6.7(c).

6.13         Cancellation of Indebtedness.  No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of its business.

6.14         Restricted Payments.  No Credit Party shall make any Restricted Payment, except that:

(a)  intercompany loans and advances may be made by any Credit Party to any other Credit Party to the extent permitted by Section 6.3(a)(viii);

(b) Subsidiaries of Borrower may pay dividends and distributions to Borrower or any Subsidiary Guarantor and Imagination may pay dividends and distributions to Mid-Missouri Telephone;

(c) any Credit Party may make employee loans permitted under Section 6.4(b);

(d) any Credit Party may make payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3(a)(viii);

(e) on each IDS Payment Date (other than March 30, 2005), so long as (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of the payment of such cash dividends, (ii) no Interest Deferral Period has occurred and is continuing, (iii) no Dividend Suspension Period has occurred and is continuing, (iv) no Deferred Interest is outstanding under any Subordinated Debt and

(v) the Compliance Certificate required to be delivered pursuant to Section 4.1 in respect of the Fiscal Quarter most recently ended prior to such IDS Payment Date has been timely delivered, Borrower may declare and pay quarterly cash dividends to the holders of its Class A common stock on such IDS Payment Date in an aggregate amount which, together with the aggregate amount of all other cash dividends paid by Borrower on its Class A common stock (excluding cash dividends paid by Borrower on its Class A common stock on March 30, 2005 pursuant to Section 6.14(m) and redemptions or repurchases (excluding such redemptions or repurchases permitted by Section 6.14(l)) by Borrower of shares of its common stock from its officers, employees, consultants and directors in connection with the termination of employment or engagement of any such Person after the Closing Date, is less than the amount of Excess Cash as of such IDS Payment Date;

(f) on each IDS Payment Date (other than March 30, 2005) (for these purposes, a “Subject IDS Payment Date”), subject to Section 6.19(b) and the subordination provisions of the applicable Subordinated Debt Documents and the other terms of Article 10 of the applicable IDS Subordinated Notes Indenture (and the comparable provisions of the applicable Additional Subordinated Debt Documents) and so long as (i) no Interest Deferral Period has occurred and is continuing and (ii) the Compliance Certificate required to be delivered pursuant to Section 4.1 in respect of the Fiscal Quarter most recently ended prior to such Subject IDS Payment Date has been timely delivered, Borrower may pay quarterly accrued and unpaid interest on the Subordinated Debt and prepay any Deferred Interest in cash on such Subject IDS Payment Date in an aggregate amount not to exceed:

(I)                                    Distributable Cash as of such Subject IDS Payment Date minus

(II)                                the aggregate amount of (A) cash dividends paid by Borrower on its Class A common stock during the period from January 1, 2005 through the end of the Fiscal Quarter most recently ended prior to such Subject IDS Payment Date (excluding cash dividends paid by Borrower on its Class A common stock on March 30, 2005 pursuant to Section 6.14(m)), (B) cash redemptions or cash repurchases (excluding such redemptions or repurchases permitted by Section 6.14(l)) during such period by Borrower of shares of its common stock from its officers, employees, consultants and directors in connection with the termination of employment or engagement of any such Person and (C) cash interest payments made by Borrower on the Subordinated Debt during such period (excluding cash interest payments made by Borrower on the Initial IDS Subordinated Notes on March 30, 2005 pursuant to Section 6.14(m));;

provided, however, that notwithstanding the foregoing provisions of this Section 6.14(f), if, prior to such Subject IDS Payment Date the payment of interest on a particular series or issue of Subordinated Debt has been deferred pursuant to the interest deferral provisions of the Subordinated Debt Documents applicable to such particular series or issue of Subordinated Debt on eight (8) IDS Payment Dates in the aggregate occurring prior to such Subject IDS Payment Date, then subject to Section 6.19(b) and the subordination provisions of such Subordinated Debt Documents and the other terms of Article 10 of the IDS Subordinated Notes Indenture (or the comparable provisions of the Additional Subordinated Debt Documents) applicable to such particular series or issue of Subordinated Debt, Borrower may pay quarterly accrued and unpaid interest on such particular series or issue of Subordinated Debt (and prepay Deferred Interest) in cash on such Subject IDS Payment Date;

(g) at any time that no Default or Event of Default has occurred and is continuing or would result, IDS Subordinated Notes permitted by Sections 6.3(a)(v), (vi) or (xv) may be refinanced with the proceeds of Subsequent IDS Subordinated Notes in accordance with Section 6.3(a)(xv) and Permitted Additional Subordinated Debt permitted by Section 6.3(a)(vii) may be refinanced with the proceeds of Subsequent IDS Subordinated Notes in accordance with Section 6.3(a)(xv) or Permitted Additional Subordinated Debt in accordance with Section 6.3(a)(vii);

(h) the Credit Parties may make the Restricted Payments on the Closing Date contemplated by the Restructuring Documents as a part of the Related Transactions;

(i) Borrower may redeem or repurchase shares of its common stock from its officers, employees, consultants and directors in connection with the termination of employment or engagement of any such Person, provided that  (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount paid in respect of all such shares so redeemed or repurchased does not exceed $2,000,000 in any Fiscal Year;

(j) Borrower may issue Class A common stock as part of Initial IDS Securities required to be issued upon conversion of any Class B common stock of Borrower issued on the Closing Date as a part of the Related Transactions so long as the Initial IDS-Linked Subordinated Notes issued as part of such Initial IDS Securities are permitted to be issued under Section 6.3(a)(vi);

(k) Borrower may pay dividends on its common stock solely in shares of common stock of Borrower;

(l) so long as no Default or Event of Default has occurred and is continuing or would result, Borrower may repurchase shares of its common stock solely in exchange for or with cash received from an issuance of its common stock permitted by Section 6.5(a); and

(m) on March 30, 2005, subject to Section 6.19(b) and the subordination provisions of and the other terms of Article 10 of the Initial IDS Subordinated Notes Indenture and so long as no Default or Event of Default has occurred and is continuing or

would result, Borrower may pay current interest on the Initial IDS Subordinated Notes in an aggregate amount not to exceed $                    and Borrower may pay cash dividends on its Class A common stock in an aggregate amount not to exceed $                .

6.15         Change of Corporate Name or Location; Change of Fiscal Year.  No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business or corporate offices, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 30 days prior written notice to Agent and after any action required to be taken in accordance with Section 5.13 and any other action reasonably requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.  No Credit Party shall change its Fiscal Year, except that a Subsidiary that becomes a Credit Party in connection with a Permitted Acquisition may change its Fiscal Year to conform to that of Borrower.

6.16         No Impairment of Intercompany Transfers.  No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower except for (a) the Loan Documents, (b) restrictions imposed by applicable law or any applicable rule, regulation or order and [(c) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business].

6.17         No Speculative Transactions.  No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in interest rates required by Section 5.10.

6.18         [Intentionally Omitted].

6.19         Changes Relating to Subordinated Debt; Material Contracts.

(a)           No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture, note, guarantee, agreement or other Subordinated Debt Document in connection therewith) if the effect of such amendment is to:  (i) increase the interest rate on such Subordinated Debt (or on any Deferred Interest thereon) or change the manner of payment thereof (including changes from cash interest to payment-in-kind interest); (ii) change the dates upon which payments of principal, interest or other amounts are due on such Subordinated Debt other than to extend such dates; (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (iv) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (v) grant any security or collateral to secure payment of such Subordinated Debt or provide any additional guaranty with respect to such Subordinated Debt (other than, with respect to a new Subsidiary that is a Subsidiary Guarantor, a subordinated guaranty by such new Subsidiary in the form of the subordinated guaranty issued in connection with the Initial IDS Subordinated Notes Documents); (vi) change the subordination provisions thereof; (vii) change the interest deferral provisions thereof; or (viii) change or amend any other term if such change or amendment would materially increase the obligations of any Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender.

(b)           No Credit Party shall make any payment on any Indebtedness (other than the Obligations) in contravention of the terms of the subordination provisions with respect to any series or issue of Subordinated Debt or other Indebtedness or any of the other terms of Articles 10 and 12 of the Initial IDS Subordinated Notes Indenture or any Subsequent IDS Subordinated Notes Indenture (or the comparable provisions of any Additional Subordinated Debt Documents), including, without limitation, terms which prohibit payments (other than payments of Obligations) (i) during the continuance of a default, or (ii) if specified Indebtedness is accelerated, or (iii) if a payment blockage notice is delivered.

(c)           After the issuance thereof, no Credit Party shall change or amend the terms of any Indebtedness (other than the Obligations) in a manner adverse to any Credit Party, Agent or any Lender.

(d)           No Credit Party shall change or amend in any manner adverse to the interests of the Lenders the terms of its certificate of formation or organization, operating agreement, certificate of incorporation or other organizational documents (including by-laws) or any agreement entered into by any Credit Party with respect to its Stock, or enter into any new agreement in any manner adverse to the interests of the Lenders with respect to its Stock (it being understood that any amendment to the certificate of incorporation of Borrower to authorize, or increase the authorized shares of, any class of common stock (other than Disqualified Stock) of Borrower would not be prohibited).

(e)           No Credit Party shall change or amend the terms of any of the following material contracts: the M&A Software License and               .

6.20         Holding Companies.  None of the Holding Companies shall engage in any trade or business, or own any assets (other than Stock of its Subsidiaries and assets incidental to the ownership thereof) or Incur any Indebtedness or Guaranteed Indebtedness (other than Indebtedness permitted under Section 6.3 and Guaranteed Indebtedness permitted under Section 6.6).

6.21         Designated Senior Debt.  Borrower shall not designate any Indebtedness (other than the Obligations) as “Senior Indebtedness”, “Designated Senior

Indebtedness” or “Senior Lender Indebtedness” or like term for purposes of any Subordinated Debt Document.

6.22         Limitations on Accumulation of Funds.  To the extent permitted by the Missouri PUC without seeking Missouri PUC consent, (i) Mid-Missouri Telephone shall not accumulate cash or cash equivalents (including funds on deposit in bank accounts and Investments of the type permitted by Section 6.2(c)) in excess of cash balances as may be reasonably required to be maintained by it to pay expenses incurred by it in the ordinary course of business, and (ii) Mid-Missouri Telephone shall immediately pay cash dividends or otherwise make cash distributions to Mid-Missouri Holding in an aggregate amount equal to all such cash and cash equivalents then accumulated by Mid-Missouri Telephone in excess of such cash balances.  No Credit Party (other than Borrower and Mid-Missouri Telephone) shall accumulate cash or cash equivalents (including funds on deposit in bank accounts and Investments of the type permitted by Section 6.2(c)) in excess of cash balances as may be reasonably required to be maintained by it to pay expenses incurred by it in the ordinary course of business, and each such Credit Party shall immediately from time to time pay cash dividends or otherwise make cash distributions to Borrower in an aggregate amount equal to all such cash and cash equivalents then accumulated by it in excess of such cash balances.

6.23         Limitations on Creation of Subsidiaries.  No Credit Party will establish, create or acquire after the Closing Date any Subsidiary, provided that the Credit Parties shall be permitted to establish, create and, to the extent permitted by Section 6.1, acquire Subsidiaries so long as (i) each such new Subsidiary is a Wholly-Owned Subsidiary, (ii) all of the Stock of each such new Subsidiary is pledged pursuant to the Pledge Agreement and the certificates representing such Stock, together with stock or other powers duly executed in blank, are delivered to Agent for the benefit of Lenders, and (iii) each such new Subsidiary executes and delivers to Agent and Lenders (1) a Joinder Agreement whereby such Subsidiary becomes a party to this Agreement as a “Credit Party” hereunder, a party to the Subsidiary Guaranty as a “Guarantor” thereunder, a party to the Security Agreement as a “Grantor” thereunder and, if applicable, a party to the Pledge Agreement as a “Pledgor” thereunder and (2) if and to the extent reasonably requested by Agent or Required Lenders, all other relevant documentation of the type described in Section 2 and the Closing Checklist as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Closing Date.

7                                         TERM

7.1           Termination.  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations (other than contingent indemnity and expense reimbursement provisions for which no claim has been made) shall be automatically due and payable in full on such date.

7.2           Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for herein or in any other Loan Document, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16,  and the indemnities contained in the Loan Documents shall survive the Termination Date.

8                                         EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1           Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           Borrower (i) fails to make any payment of principal of any of the Loans when due and payable, or (ii) fails to make any payment of interest on, or Fees owing in respect of, any of the Loans or any of the other Obligations within three (3) days following the due date thereof, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within five (5) Business Days following Agent’s demand for such reimbursement or payment of expenses.

(b)           Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a) or 6, or any of the provisions set forth in Annex C or G, respectively.

(c)           Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annex E or F, respectively, and the same shall remain unremedied for three (3) Business Days or more.

(d)           Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more after any Credit Party first obtains knowledge or is notified of such failure or neglect.

(e)           A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations and other than Guaranteed Indebtedness with respect to which the primary obligation is not itself Indebtedness) of any Credit Party in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, such Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such right is exercised by such holder or trustee.

(f)            Any representation or warranty herein or in any other Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect as of the date when made or deemed made (i) as stated if such representation or warranty contains an express materiality qualification or (ii) in any material respect if such representation and warranty does not contain such a qualification.

(g)           Assets of any Credit Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

(h)           A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i)            Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j)            A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k)           Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l)            Any Change of Control occurs.

(m)          (i) a notice of termination shall have been delivered under Section 4 of the M&A Software License or under any Replacement Software Agreement and the applicable Replacement Software Required Actions shall not have been completed when required as set forth in the definition of Replacement Software Required Actions; or (ii) the M&A Software License (or, if applicable, any Replacement Software Agreement), as applicable, shall terminate or expire prior to the completion of the applicable Replacement Software Required Actions; or (iii) Agent shall have exercised its rights to cure a default (as set forth in the Software Amendment and Consent or any Replacement Amendment and Consent) of Otelco Telephone LLC or other applicable Credit Party under the M&A Software License (or Replacement Software Agreement, if applicable) without reimbursement within two (2) days thereof for the reasonable costs, fees and expenses associated therewith.

(n)           [Intentionally Omitted.]

(o)           Any Telecommunications Approval, including any FCC License, PUC Authorization or Franchise, of any Credit Party shall expire or terminate or be modified, revoked or otherwise lost which in any case could reasonably be expected to have a Material Adverse Effect.

(p)           Any Event of Default (as such term is respectively defined in the Initial IDS Subordinated Notes Indenture, any Subsequent IDS Subordinated Notes Indenture or any Additional Subordinated Debt Document) occurs and is continuing.

8.2           Remedies.

(a)           If any Default or Event of Default has occurred and is continuing, Agent, at the written request of the Requisite Revolving Lenders, shall, without notice, suspend the Revolving Loan and Swing Line Loan facilities with respect to additional Advances, whereupon any additional Advances shall be made in the sole discretion of the Requisite Revolving Lenders so long as such Default or Event of Default is continuing.

(b)           If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders, shall), without notice:  (i) terminate the Revolving Loan Commitment and Swing Line Commitment with respect to further Advances; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Revolving Loan Commitment and Swing Line Commitment shall be immediately terminated and all of the Obligations, including the Revolving Loan and the Swing Line Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3           Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives:  (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9                                         ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1           Assignment and Participations.

(a)           Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall:  (i)(A) except for an assignment to an Affiliate (as defined in clause (a) and/or (b) of the definition of “Affiliate” in Annex A) of the assigning Lender, require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and (B) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on the assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $2,500,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $2,500,000; and (iv) except for an assignment to an Affiliate (as defined in clause (a) and/or (b) of the definition of “Affiliate” in Annex A) of the assigning Lender, include a payment to Agent of an assignment fee of $3,500.  In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b)           Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”.  Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)           Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)           Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to document any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested.

(e)           A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f)            Any entity that purchases a participation in the Loans pursuant to Section 9.2(b) shall not be entitled to receive any greater payment under Section 1.16(a) with respect to capital adequacy or similar requirements, Section 1.16(b) with respect to increased costs, Section 1.16(c) with respect to the inability to make LIBOR Loans or Section 1.15(a) with respect to withholding taxes, than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent or unless such sale is made while an Event of Default has occurred and is continuing.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender.  No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent and assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment.  For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2           Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents.  The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document (other than any action or failure to act that is the subject of a mandatory provision of this Agreement or any Loan Documents), then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders, or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as applicable.

9.3           Agent’s Reliance, Etc.  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, Agent:  (a)  may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4           GE Capital and Affiliates.  With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity.  GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders.  GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

9.5           Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6           Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7           Successor Agent.  Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8           Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16).  Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1.  Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9           Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)           Advances; Payments.

(i)            Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Credit Advance is received, by telecopy, telephone or other similar form of transmission.  Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested funding date in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)           Not less than once during each calendar week or more frequently at Agent’s election (each, a “Revolving Lender Settlement Date”), Agent shall advise each Revolving Lender by telephone, or telecopy of the amount of such Revolving Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan.  Provided that each Revolving Lender is not a Non-Funding Lender as of such Revolving Lender Settlement Date, Agent shall pay to each Revolving Lender such Revolving Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Revolving Lender Settlement Date for the benefit of such Revolving Lender on the Revolving Loans held by it.  To the extent that any Revolving Lender is a Non-Funding Lender, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.  Such payments shall be made by wire transfer to such Revolving Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement or by such Lender to Agent in a separate notice) not later than 2:00 p.m. (New York time) on the next Business Day following each Revolving Lender Settlement Date.

(iii)          Provided that each Term Lender is not a Non-Funding Lender as of the Term Lender Settlement Date, Agent shall pay to each Term Lender such Term Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower for the benefit of such Term Lender on the Term Loan held by it on the day Agent receives such payments from Borrower if received by Agent prior to 2:00 p.m. (New York time) and on the next Business Day after receipt by Agent if received after 2:00 p.m. (New York time) (as applicable, the “Term Lender Settlement Date”).  To the extent that any Term Lender is a Non-Funding Lender, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.  Such payments shall be made by wire transfer to such Term Lender’s account (as specified by such Term Lender in Annex H or the applicable Assignment Agreement or by such Lender to Agent in a separate notice).

(b)           Availability of Lender’s Pro Rata Share.  Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date.  If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall promptly (and, in any event, within one (1) Business Day after receipt of such notice) repay such amount to Agent.  Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such

Revolving Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)           Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or payment on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be (or have its Commitment) included in the calculation of “Requisite Lenders” or “Requisite Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)           Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f)            Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of the Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of the Requisite Lenders.

10                                  SUCCESSORS AND ASSIGNS

10.1         Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party and any surviving corporation in a merger to which such Credit Party is a party which merger is permitted by this Agreement), except as otherwise provided herein or therein.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11                                  MISCELLANEOUS

11.1         Complete Agreement; Modification of Agreement.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2.  Any letter of interest, commitment letter, fee letter (other than the GE Capital Fee Letter and the Lender Fee Letter) or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2         Amendments and Waivers; Joinder Agreement

(a)           Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and (i) in the case of this Agreement, signed by Borrower, by Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as applicable, and by Agent (if the same affects the rights or duties of Agent) and (ii) in the case of any other Loan Document, signed by the parties thereto and consented to by Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)           No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent (i) set forth in Section 2.2(a) to the funding of any Advance shall be effective unless the same shall be in writing and signed by the Requisite Revolving Lenders and Borrower or (ii) set forth in Section 2.2(b) to the funding of the Term Loan shall be effective unless the same shall be in writing and signed by the Requisite Term Lenders and Borrower.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of (A) the conditions precedent to the funding of any Advance set forth in Section 2.2(a) unless the same shall be in writing and signed by the Requisite Revolving Lenders and Borrower, (B) Section 1.5(e) relating to the conversion or continuation of any Advance unless the same shall be in writing and signed by the Requisite Revolving Lenders and Borrower, (C) the conditions precedent to the funding of the Term Loan set forth in Section 2.2(b) unless the same shall be in writing and signed by the Requisite Term Lenders and Borrower or (D) Section 1.5(e) relating to the conversion or continuation of the Term Loan unless the same shall be in writing and signed by the Requisite Term Lenders and Borrower.

(c)           No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby:  (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or prepayment premiums or other Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(v)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders”, “Requisite Term Lenders” or “Requisite Revolving Lenders” insofar as such definitions affect the substance of this Section 11.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each Lender at the time such amendment, modification, termination, waiver or consent is effected and each future Lender.

(d)           If, in connection with any proposed amendment, modification, waiver or termination (other than with respect to any waiver relating to the payment of any premium payable in connection with any prepayment of the Loans) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause being referred to as a “Non-Consenting Lender”) then, at Borrower’s request Agent (if Agent so agrees to purchase in its sole discretion), or a Person reasonably acceptable to Agent (if such Person so agrees to purchase in its sole discretion), shall have the right with Agent’s consent (but Agent shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall sell and assign to Agent or such Person, as applicable, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)           Upon payment in full in cash of all of the Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) and termination of the Commitments, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

(f)            Upon the execution and delivery by any Person to Agent of a Joinder Agreement, as applicable as provided in such Joinder Agreement, (a) such Person shall become and be a Credit Party hereunder, and each reference in this Agreement or any other Loan Document to a “Credit Party” shall also mean and be a reference to such Person, (b) such Person shall become and be a Guarantor under the Subsidiary Guaranty, and each reference in this Agreement or any other Loan Document to a “Guarantor” shall also mean and be a reference to such Person, (c) such Person shall become and be a Grantor under the Security Agreement, and each reference in this Agreement or any other Loan Document to a “Grantor” shall also mean and be a reference to such Person, (d) such Person shall become and be a Pledgor under the Pledge Agreement, and each reference in this Agreement or any other Loan Document to a “Pledgor” shall also mean and be a reference to such Person, and (e) each reference in this Agreement, the Subsidiary Guaranty, the Security Agreement and the Pledge Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference in any Loan Document to the “Credit Agreement”, “Subsidiary Guaranty”, “Security Agreement”, “Pledge Agreement” or “thereunder”, “thereof” or words of like import referring to the Agreement, Subsidiary Guaranty, Security Agreement or Pledge Agreement shall mean and be a reference to this Agreement, Subsidiary Guaranty, the Security Agreement or Pledge Agreement, as applicable, as supplemented by such Joinder Agreement.  Each Credit Party agrees that (i) no consent of such Credit Party is required for the execution and delivery by any other Person of a Joinder Agreement or for such Person to become a party to this Agreement or any other Loan Document by executing and delivering such Joinder Agreement and (ii) its obligations under this Agreement and the other Loan Documents shall not be affected or diminished by any other Person becoming or failing to become a party to this Agreement or any other Loan Document.

11.3         Fees and Expenses.  Borrower shall reimburse Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants (provided that such consultants were engaged with the consent (not to be unreasonably withheld) of Borrower) and auditors) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents.  Borrower shall reimburse Agent (and, with respect to clauses (c), (d), (e) and (f) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with:

(a)           the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of any Loan;

(b)           any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(c)           any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction or to the extent any of the foregoing results from any dispute among any of Agent and the Lenders which dispute does not involve any Credit Party;

(d)           any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

(e)           any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

(f)            upon the occurrence and during the continuation of any Default or Event of Default, efforts to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent or Lender, as applicable.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include:  fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4         No Waiver.  Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

11.5         Remedies.  Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

11.6         Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7         Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8         Confidentiality.  Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of three (3) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender (based on advice of Agent’s or such Lender’s counsel) to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9         GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH CREDIT PARTY HEREBY CONSENTS AND AGREES

THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT.  EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10       Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and five (5) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11       Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12       Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall be an original and all of which shall collectively constitute one agreement.

11.13       WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14       Press Releases and Related Matters.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or any Lender or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least 2 Business Days’ prior notice to GE Capital (and, if such disclosure will use the name of any Lender, to such Lender) and without the prior written consent of GE Capital (and, if such disclosure will use the name of any Lender, such Lender) unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital (and, if such disclosure will use the name of any Lender, such Lender) before issuing such press release or other public disclosure.  Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and approval (such approval not to be unreasonably withheld or delayed) prior to the publication thereof.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15       Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16       Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17       No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

OTELCO INC.

By:
Name:
Title:

OTELCO TELECOMMUNICATIONS LLC

By
Name:
Title:

OTELCO TELEPHONE LLC

By
Name:
Title:

HOPPER HOLDING COMPANY, INC.

By
Name:
Title:

HOPPER TELECOMMUNICATIONS COMPANY, INC.

By
Name:
Title:

[Signature Page - Credit Agreement]

BRINDLEE HOLDINGS LLC

By
Name:
Title:

BRINDLEE MOUNTAIN TELEPHONE COMPANY

By
Name:
Title:

PAGE & KISER COMMUNICATIONS, INC.

By
Name:
Title:

BLOUNTSVILLE TELEPHONE COMPANY INC.

By
Name:
Title:

MID-MISSOURI HOLDING CORP.

By
Name:
Title:

MID-MISSOURI TELEPHONE COMPANY

By
Name:
Title:

IMAGINATION, INC.

By
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender

By:
Duly Authorized Signatory

AIG ANNUITY INSURANCE COMPANY, as a Lender

By:
Name:
Title:

COBANK, ACB, as a Lender

By:
Name:
Title:

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Activation Event” and “Activation Notice” have the meanings ascribed thereto in Annex C.

“Additional Subordinated Debt Documents” means, for any Permitted Additional Subordinated Debt, the loan agreement, credit agreement, note purchase agreement, indenture or other definitive agreement for such Indebtedness to which any applicable Credit Party is a party, together with any related notes, guarantees and other documents contemplated to be delivered by any Credit Party thereunder.

“Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, including spouses and lineal descendants of individuals who are Affiliates of Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Agreement” means the Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Margins” means collectively the Applicable Revolver Index Margin, the Applicable Term Loan Index Margin, the Applicable Revolver LIBOR Margin and the Applicable Term Loan LIBOR Margin.

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Term Loan Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).

“Applicable Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).

“Asset Sale” has the meaning ascribed to it in Section 6.8.

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrowing Availability” means as of any date of determination the Maximum Amount less the sum of (i) the Revolving Loan and Swing Line Loan then outstanding and (ii) the Reserves as then in effect.

“Brindlee Holdings” means Brindlee Holdings LLC, a Delaware limited liability company.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet (excluding the footnotes thereto) of such lessee in respect of such Capital Lease.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“CERCLA” has the meaning ascribed to it in the definition of Environmental Laws.

“Change of Control” means any of the following:  (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934), other than Permitted Holders, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the issued and outstanding shares of capital

Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the Stockholders of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries; or (d) a “change of control” or similar event shall occur as provided in any Subordinated Debt Document and, on and after the execution, delivery and/or Incurrence thereof, or any other agreement governing or evidencing any other material Indebtedness of Borrower.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges or claims upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Closing Date” means December     , 2004.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages, the Pledge Agreements and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number  502-328-54 in the name of Agent at Deutsche Bank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitment Termination Date” means the earliest of (a) December     , 2009, (b) the date of termination of Lenders’ obligations to make Advances or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the permanent reduction of the Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and Term Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and Term Loan Commitments, which aggregate commitment shall be Ninety-Five Million Dollars ($95,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Communications Laws” means, collectively, the Communications Act of 1934, as amended, and the rules, orders, regulations and other applicable requirements of the FCC promulgated thereunder, as from time to time in effect.

“Communications License” means any license, authorization, certification, waiver or permit required from the FCC, any PUC, any Franchising Authority or any other relevant Governmental Authority acting under applicable law or regulations pertaining to or regulating the Telecommunications Business of the Credit Parties, including any FCC License, any PUC Authorization and any Franchise.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Condemnation” means any taking of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner.

“Confidential Information Memorandum” means the Confidential Offer Memorandum dated May, 2004 of CIBC World Markets delivered to Agent.

“Consolidated Capital Expenditures” means, with respect to the Credit Parties, all expenditures (by the expenditure of cash or the Incurrence of Indebtedness) by the Credit Parties during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.  Notwithstanding anything to the contrary contained above or otherwise required by GAAP, to the extent the amount of Consolidated Capital Expenditures is to be determined for purposes of calculating Consolidated Fixed Charges for any period ending on or prior to the first anniversary of the Closing Date, Consolidated Capital Expenditures shall be deemed to equal the sum of (i) the amount of Consolidated Capital Expenditures for the period commencing on the Closing Date and ending on the applicable date of determination, and (ii) the product of (A) $317,000 and (B) twelve (12) minus the number of months (including fractional representations of partial months) occurring since the Closing Date.

“Consolidated Depreciation and Amortization Expense” means with respect to the Credit Parties for any period, the total amount of depreciation and amortization expense of the Credit Parties for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to the Credit Parties for any period, Consolidated Net Income for such period plus, without duplication: (i) taxes paid and provision for taxes based on income or profits of the Credit Parties for such period to the extent such taxes or provision for taxes were deducted in computing Consolidated Net Income, plus (ii) Consolidated Interest Expense for such period to the extent the same was deducted in computing Consolidated Net Income, plus (iii) Consolidated Depreciation and Amortization Expense for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income, plus (iv) any non-recurring fees, expenses or charges related to any Securities Offering, any Investment permitted pursuant to Section 6.2, acquisition or Indebtedness permitted to be Incurred by the Agreement (in each case, whether or not successful), deducted in such period in computing Consolidated Net Income, plus (v) the amount of annual management and advisory fees and related expenses paid to Seaport Capital deducted in such period in computing Consolidated Net Income during any period prior to the Closing Date, plus (vi) any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of, or cash reserve for, anticipated cash charges for any future period).  Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of Borrower shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.  Notwithstanding anything to the contrary contained above or otherwise required by GAAP, to the extent Consolidated EBITDA is to be determined for any period that includes any of the Fiscal Quarters ending on March 31, 2004, June 30, 2004, September 30, 2004, and December 31, 2004, Consolidated EBITDA for such Fiscal Quarters shall be as set forth on Schedule A. (1)

“Consolidated Fixed Charges” means, with respect to the Credit Parties for any fiscal period, (a) the aggregate of all Consolidated Interest Expense during such period (excluding any PIK Amounts Incurred during such period) plus (b) scheduled payments of principal with respect to Indebtedness of the Credit Parties during such period [(excluding any such payments made prior to the Closing Date)], plus (c) Consolidated Capital Expenditures during such period (other than Consolidated Capital Expenditures to the extent financed with equity proceeds, asset sale proceeds, insurance or condemnation proceeds or Indebtedness), plus (d) all Taxes paid in cash during such period [(excluding any such payments made in the period beginning on the Closing Date and ending on December 31, 2005 to the extent such payments relate to Taxes incurred prior to the Closing Date)].

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date to (b) Consolidated Fixed Charges for such period.

“Consolidated Interest Expense” means, with respect to the Credit Parties for any period, consolidated interest expense of the Credit Parties for such period, to the extent such expense was deducted in computing Consolidated Net Income, determined on a consolidated basis and otherwise determined in accordance with GAAP, plus, to the extent not included in such consolidated interest expense, and to the extent Incurred by any Credit Party, without duplication: (i) interest expense attributable to leases constituting part of a Sale/Leaseback Transaction and/or Capital Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest (including, for the avoidance of doubt, any PIK Amounts), (iv) non-cash interest expense, (v)

(1)                                  Schedule A will set forth EBITDA for each relevant pre-close month; to the extent that amounts are not available for any pre-close month, Schedule A will provide that such amounts will be calculated using the same methodology employed to calculate the amounts that are set forth on Schedule A.

commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs and net benefits associated with Hedging Obligations (including amortization of fees), (vii) interest Incurred in connection with Investments in discontinued operations, (viii) interest in respect of Indebtedness of any other Person to the extent such Indebtedness is guaranteed by any Credit Party, but only to the extent that such interest is actually paid by any Credit Party, (ix) the earned discount or yield with respect to the sale of receivables and (x) accrued interest on Subordinated Debt, whether or not it is deductible for tax purposes (and whether or not it is deferred).  Notwithstanding anything to the contrary contained above or otherwise required by GAAP, to the extent Consolidated Interest Expense is to be determined for purposes of calculating Consolidated Fixed Charges for any period ending on or prior to [September 30, 2005], Consolidated Interest Expense shall be deemed to equal actual Consolidated Interest Expense for the period commencing on [December 1, 2004] and ending on the applicable date of determination, in each case multiplied by a fraction, the numerator of which is twelve (12) and the denominator of which is the number of full months occurring since [December 1, 2004].

“Consolidated Net Income” means, with respect to the Credit Parties for any period, the aggregate of the Net Income of the Credit Parties for such period, on a consolidated basis; provided, however, that: (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded; (ii) any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded; (iii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period; (iv) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded; (v) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors) shall be excluded; (vi) the Net Income for such period of any Person that is not a Subsidiary of Borrower, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to Borrower or a Subsidiary thereof in respect of such period; (vii) the Net Income for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived; provided that the net loss of any such Subsidiary shall be included; (viii) any non-cash compensation expenses realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of Borrower or any Subsidiary shall be excluded and (ix) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the outstanding amount of Consolidated Senior Secured Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

“Consolidated Senior Secured Debt” means, as of any date of determination, the sum of (i) the outstanding principal amount of the Loans hereunder, plus (ii) the aggregate stated balance sheet amount of all Capital Lease Obligations of the Credit Parties on a consolidated basis, and (iii) any other secured Indebtedness of the Credit Parties on a consolidated basis.

“Consolidated Total Debt” means, as of any date of determination, without duplication, the sum of (a) the aggregate stated balance sheet amount of all Indebtedness of the Credit Parties on a consolidated basis, including the outstanding principal amount of Consolidated Senior Secured Debt and the Subordinated Notes, (b) the stated amount of all reimbursement and other obligations of the Credit Parties with respect to letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, whether or not matured, and (c) the aggregate stated balance sheet amount or the stated amount of all Guaranteed Indebtedness (except Guaranteed Indebtedness with respect to which the primary obligation is not itself Indebtedness) as to the Credit Parties on a consolidated basis.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the outstanding amount of Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party or (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party:  (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Borrower and each of its Subsidiaries.

“Debt Issuance” means the Incurrence by any Credit Party of any Indebtedness.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Deferred Interest” means accrued interest on the IDS Subordinated Notes or any other Subordinated Debt for any period the payment of which is deferred pursuant to the applicable IDS Subordinated Notes Indenture or other applicable Additional Subordinated Debt Document.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (6.16) in the Index to the Agreement.

“Disposition” means (i) any sale, assignment, lease, transfer or other disposition (including any Sale/Leaseback Transaction or any sale of any of Stock of any Subsidiary of Borrower) of any Property by any Credit Party to any other Person and/or (ii) any casualty to any Property or any Condemnation.  The term Disposition shall not include any Debt Issuance or Stock Issuance.

“Disqualified Stock” means, with respect to any Person, any Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event: (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock; or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the first anniversary of the maturity date of the Initial IDS Subordinated Notes issued on the Closing Date; provided, however, that only the portion of Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such first anniversary shall be deemed to be Disqualified Stock; provided further, however, that if such Stock is issued to any employee or to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.  Notwithstanding any provision to the contrary herein, Borrower’s Class B common stock that is exchangeable for Initial IDS-Linked Subordinated Notes shall not be Disqualified Stock.  In addition, notwithstanding clause (iii) of this definition, any Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Borrower to repurchase such Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Stock provide that Borrower may not repurchase or redeem any such Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.14.

“Distributable Cash” means, as of any specified date, an amount of cash equal to the remainder of:

(a)                                  Consolidated EBITDA for the period (taken as one accounting period) from January 1, 2005 through the end of the Fiscal Quarter most recently ended prior to such specified date (for these purposes, the subject period), less

(b)                                 the sum of:

(i) Consolidated Interest Expense (exclusive of original issue discount amortization, non-cash interest expense (including any PIK Amounts) and current and deferred interest payable with respect to the Subordinated Debt) for such subject period;

(ii) any mandatory prepayment during such subject period that results in a permanent reduction to the principal amount (or commitments under a revolving facility) of Indebtedness payable under the Loan Documents prior to its scheduled maturity (to the extent not included in clause (i) above) for such subject period (other than any mandatory prepayment pursuant to Section 1.3(b)(ii), (iii) or (vi)); provided that if such Indebtedness is Incurred in any such period that replaces such Indebtedness previously prepaid or commitments under a revolving facility are increased to previous levels, which prepayment (or reduction in commitments under a revolving credit facility) resulted in a reduction to Distributable Cash pursuant to this clause, Distributable Cash shall be increased by an amount up to such previous reduction;

(iii) Consolidated Capital Expenditures made in cash during such subject period (except to the extent financed with (x) an Incurrence of

Indebtedness, until such Indebtedness is repaid, (y) equity proceeds or (z) insurance proceeds) minus Net Cash Proceeds (except to the extent such Net Cash Proceeds is included in Consolidated EBITDA) of any Disposition applied during such subject period pursuant to the IDS Subordinated Notes Indenture and this Agreement to finance such Consolidated Capital Expenditures; and

(iv) consolidated cash income Tax expense of the Credit Parties for income Taxes paid in cash during such subject period minus cash income tax refunds received by any of the Credit Parties during such subject period;

provided, however, that amounts shall be included in this clause (b) for any period only to the extent not duplicative of any cost or expense which is reflected in Consolidated Net Income for such period and which has not been added back to Net Income in calculating Consolidated EBITDA for such period.

“Dividend Suspension Period” means, with respect to any period (for these purposes, the “subject period”) consisting of one or more consecutive, four-Fiscal Quarter periods of Borrower as of the end of which either (a) the Consolidated Fixed Charge Coverage Ratio is less than 1.20 to 1.00 or (b) the Consolidated Senior Leverage Ratio is greater than 3.10 to 1.00, the period commencing on the date Borrower is required to deliver a Compliance Certificate pursuant to Section 4.1 in respect of the first such four-Fiscal Quarter period in such subject period and ending on date on which Borrower delivers a Compliance Certificate pursuant to Section 4.1 in respect of the last Fiscal Quarter of Borrower in such subject period.

“Documents” means any “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excess Cash” means, as of any specified date, an amount equal to the remainder of (a) Distributable Cash for the period (taken as one accounting period) from January 1, 2005 through the end of the Fiscal Quarter most recently ended prior to such specified date (for these purposes, the subject period), less (b) the sum of cash interest payments (except for payments made pursuant to Section 6.14(m)) made by Borrower in respect of the Subordinated Debt during such subject period and on such specified date.

“Excluded Debt Issuance Proceeds” means (a) the Net Cash Proceeds from the Debt Issuance pursuant to the transactions consummated on the Closing Date which constitute Related Transactions and which are consummated in accordance with the Related Transaction Documents as they exist on the Closing Date, (b) the Net Cash Proceeds from any Debt Issuance by any Credit Party that is permitted pursuant to Section 6.3(a)(i), (ii), (iv), (v), (viii), [(x)], (xiii) or (xvi), (c) the Net Cash Proceeds from any Debt Issuance by Borrower that is permitted pursuant to Section 6.3(a)(vii), but only to the extent that the Net Cash Proceeds therefrom are applied (i) concurrently with the issuance thereof, to refinance Permitted Additional Subordinated Debt of Borrower in accordance with Section 6.3(a)(vii) or (ii) not later than 90 days after any Debt Issuance referred to in this clause (c), the Net Cash Proceeds therefrom are applied (x) to finance a Permitted Acquisition or (y) to finance permitted Consolidated Capital Expenditures, and (d) the Net Cash Proceeds from any Debt Issuance by Borrower that is permitted pursuant to Section 6.3(a)(xv), but only to the extent that the Net Cash Proceeds therefrom are applied (i) concurrently with the issuance thereof, to refinance IDS Subordinated Notes of Borrower in accordance with Section 6.3(a)(xv) or Permitted Additional Subordinated Debt of Borrower in accordance with Section 6.3(a)(xv) or (ii) not later than 90 days after any Debt Issuance referred to in this clause (d), the Net Cash Proceeds therefrom are applied (x) to finance a Permitted Acquisition or (y) to finance permitted Consolidated Capital Expenditures.

“Excluded Disposition Proceeds” means (I) the Net Cash Proceeds of any Disposition permitted by Section 6.8(a), (d), (f), (g) or (i), (II) the Net Cash Proceeds of any Condemnation to the extent the application of such proceeds is addressed under a Mortgage and (III) the proceeds of casualty insurance which are addressed under Section 5.4(c).

“Excluded Stock Issuance Proceeds” means (a) the Net Cash Proceeds from the Stock Issuance pursuant to the transactions consummated on the Closing Date which constitute Related Transactions and which are consummated in accordance with the Related Transaction Documents, (b) the Net Cash Proceeds from any Stock Issuance by any Subsidiary of Borrower that is permitted pursuant to Section 6.5, or (c) the Net Cash Proceeds from any Stock Issuance by Borrower that is permitted pursuant to Section 6.5, but only to the extent that not later than 90 days after any such Stock Issuance by Borrower, such Net Cash Proceeds are applied (i) to finance a Permitted Acquisition, (ii) to finance permitted Consolidated Capital Expenditures, (iii) to prepay Subordinated Debt or (iv) to repurchase shares of Borrower’s common stock permitted by Section 6.14(l).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC” means the Federal Communication Commission and any successor thereto.

“FCC License” means any Governmental Authorization granted or issued by the FCC.

“Federal Funds Rate” means, for any day, a floating rate equal to the federal funds effective rate publicly quoted from time to time by The Wall Street Journal as the federal funds “effective rate” (or, if The Wall Street Journal ceases quoting a federal funds effective rate, the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System as determined by Agent by reference to the federal funds rate publicly quoted in a reputable business publication selected by Agent in good faith, which determination shall be final, binding and conclusive (absent manifest error)).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letters” means the GE Capital Fee Letter and the Lender Fee Letter.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Final Maturity Date” means December     , 2009.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex E.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Franchise” means an initial Governmental Authorization or renewal thereof issued by a Franchising Authority which authorizes the acquisition, ownership, construction or operation of a cable television system.

“Franchising Authority” means any Governmental Authority authorized by any federal, state or local law to grant a Franchise or to exercise jurisdiction over the rates or services provided by a cable television system pursuant to a Franchise or over Persons holding a Franchise.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of the Closing Date, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means any “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department, court, central bank or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the FCC, any PUC and any Franchising Authority).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any material filing, qualification or registration with, any Governmental Authority, including any FCC License, any PUC Authorization and any Franchise.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantor” means each Credit Party (other than Borrower and Mid-Missouri Telephone) and each other Person, if any, that (i) executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement, or (ii) becomes a “Guarantor” under the Subsidiary Guaranty by the execution of a Joinder Agreement.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under: (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holding Companies” means each of Borrower, Brindlee Holdings, Hopper Holding, Mid-Missouri Holding and Page and Kiser Communications.

“Hopper Holding” means Hopper Holding Company, Inc., an Alabama corporation.

“IDS Payment Date” means the 30th day of each March, June, September and December (or, if such day is not a Business Day, the first Business Day following such day) commencing March 30, 2005.

“IDS Securities” means Initial IDS Securities and Subsequent IDS Securities.

“IDS Subordinated Notes” means (i) the Initial IDS Subordinated Notes and (ii) any Subsequent IDS Subordinated Notes.

“IDS Subordinated Notes Documents” means the Initial IDS Subordinated Notes Documents and any Subsequent IDS Subordinated Notes Documents.

“IDS Subordinated Notes Indenture” means (i) the Initial IDS Subordinated Notes Indenture and (ii) the Subsequent IDS Subordinated Notes Indenture.

“Imagination” means Imagination, Inc., a Missouri corporation.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person: (i) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent:  (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capital Lease Obligations or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (ii) to the extent not otherwise included, any Guaranteed Indebtedness as to such Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business and other than Guaranteed Indebtedness with respect to which the primary obligation is not itself Indebtedness); and (iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; provided, further, that any obligation of Borrower or any Subsidiary in respect of account credits to participants under the LTIP or any successor or similar compensation plan, shall be deemed not to constitute Indebtedness.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to it in Section 1.13.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Initial IDS Common Stock” means (i) the shares of the Class A common stock of Borrower issued on the Closing Date pursuant to the Registration Statement and which comprise a portion of the Initial IDS Securities and (ii) the shares of the Class A common stock of Borrower issued after the Closing Date as part of the Initial IDS Securities required to be issued upon conversion of any Class B common stock of Borrower issued on the Closing Date as part of the Related Transactions.

“Initial IDS Documents” means the Registration Statement, the Initial IDS Securities, the Initial IDS Subordinated Notes Documents and the other documents and agreements entered into in connection with the issuance of Initial IDS Securities or Initial IDS Subordinated Notes.

“Initial IDS Securities” means income deposit securities of Borrower comprised of one share of Initial IDS Common Stock and a certain principal amount of Initial IDS-Linked Subordinated Notes.

“Initial IDS-Linked Subordinated Notes” means (i) the senior subordinated notes of Borrower issued on the Closing Date pursuant to the Initial IDS Subordinated Notes Indenture as part of the Related Transactions and which comprise a portion of the Initial IDS Securities and (ii) the senior subordinated notes of Borrower issued after the Closing Date pursuant to the Initial IDS Subordinated Notes Indenture as part of Initial IDS Securities required to be issued upon conversion of any Class B common stock of Borrower issued on the Closing Date as part of the Related Transactions.

“Initial IDS Subordinated Notes” means (i) the Initial IDS-Linked Subordinated Notes and (ii) the Initial Non-IDS-Linked Subordinated Notes.

“Initial IDS Subordinated Notes Documents” means the Initial IDS Subordinated Notes, the Initial IDS Subordinated Notes Indenture and each other document executed by any Credit Party pursuant to any such document.

“Initial IDS Subordinated Notes Indenture” means the Indenture dated as of                      , 2004, between Borrower, as issuer, the Subsidiaries of Borrower party thereto, as guarantors, and the Initial IDS Subordinated Notes Trustee.

“Initial IDS Subordinated Notes Trustee” means Wells Fargo Bank, National Association, as indenture trustee pursuant to the Initial IDS Subordinated Notes Indenture.

“Initial Non-IDS-Linked Subordinated Notes” means the senior subordinated notes of Borrower issued on the Closing Date pursuant to the Initial IDS

Subordinated Notes Indenture as part of the Related Transactions but which do not comprise a portion of Initial IDS Securities.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Interest Deferral Period” means, with respect to any period (for these purposes, the “subject period”) consisting of one or more consecutive, four-Fiscal Quarter periods of Borrower as of the end of which either (a) the Consolidated Fixed Charge Coverage Ratio is less than 1.15 to 1.00 or (b) the Consolidated Senior Leverage Ratio is greater than 3.20 to 1.00, the period commencing on the date Borrower is required to deliver a Compliance Certificate pursuant to Section 4.1 in respect of the first such four-quarter period in such subject period and ending on the date on which Borrower delivers a Compliance Certificate pursuant to Section 4.1 in respect of the last Fiscal Quarter of Borrower in such subject period.

“Interest Payment Date” means (a) as to any Index Rate Loan, (1) each March         , June        , September          and December          and (2) each day on which such Loan (or any portion thereof) has been repaid; and (b) as to any LIBOR Loan, (1) the last day of the applicable LIBOR Period, provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and (2) each day on which such Loan (or any portion thereof) has been repaid; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other tangible personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Stock or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property by such Person to such other Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 5.13 to the Agreement.

“Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and any other Person that becomes a “Lender” hereunder pursuant to Section 1.16(d) or Section 9.1(a).

“Lender Fee Letter” means that certain letter, dated as of the Closing Date, between the initial Lenders and Borrower with respect to certain Fees to be paid on the Closing Date by Borrower to the initial Lenders.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)           if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)           any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c)           any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)           Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)           Borrower shall select LIBOR Periods so that there shall be no more than ten (10) separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)           the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be acceptable to Agent.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, security interest, easement or encumbrance, or priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.

“Loans” means the Revolving Loan, the Swing Line Loan and the Term Loan.

“LTIP” means any long-term incentive or similar compensation plan maintained by Borrower or its Subsidiaries.

“M&A Software License” means that certain License Agreement for Software Programs, executed by Martin and Associates, Inc. dated June 14, 1999 and by OTELCO Telephone, LLC dated June 18, 1999.

“Management Group” means                       .

“Margin Stock” has the meaning ascribed to it in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial or other condition of the Credit Parties considered as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement or the ability of any Credit Party to perform any of its other obligations under the Loan Documents, (c) the Collateral or

Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Material Real Estate” means (i) the Real Estate subject to any Mortgage, (ii) any Real Estate having a value in excess of $250,000, (iii) any Real Estate leased, subleased or used by any Credit Party with respect to which the aggregate annual payments therefor exceed $50,000, and (iv) any Real Estate that the Requisite Lenders have determined is material to the business, operations, assets or financial condition of the Credit Parties.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Mid-Missouri Acquisition” means the acquisition by Borrower of all of the Stock of Mid-Missouri Holding pursuant to the terms of the Mid-Missouri Acquisition Agreement.

“Mid-Missouri Acquisition Agreement” means the Agreement and Plan of Merger dated as of                    , 2004 among Mid-Missouri Parent, LLC, Mid-Missouri Holding, Borrower and Otelco Merger Subsidiary, Inc.

“Mid-Missouri Entities” means Mid-Missouri Holding, Mid-Missouri Telephone and Imagination.

“Mid-Missouri Holding” means Mid-Missouri Holding Corp., a Delaware corporation.

“Mid-Missouri Telephone” means Mid-Missouri Telephone Company, a Missouri corporation.

“Moody’s” means Moody’s Investors Service, Inc., and any successor rating agency.

“Mortgaged Properties” has the meaning assigned to it in Annex D.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Multiple Employer Plan” means a “section 413(c) plan” as defined in Treasury Regulations Section 1.413-2 and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means:

(a) with respect to any Disposition, (i) the aggregate amount of cash proceeds received by any Credit Party in respect of such Disposition (including any cash proceeds received at any time by any Credit Party as income or other proceeds of any noncash proceeds or other consideration in respect of any Disposition as and when received), less (ii) the sum without duplication of the following amounts, but only to the extent not already deducted in arriving at the amount referred to in clause (a)(i) above: (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such Disposition and payable by any Credit Party in connection therewith (in each case, paid to non-Affiliates); (B) taxes payable by any Credit Party in connection with such Disposition; (C) amounts payable by any Credit Party to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, on the Property that is the subject of such Disposition and required to be, and which is, repaid by any Credit Party under the terms thereof as a result thereof (including in order to obtain the consent of such holders to make such Disposition); (D) an appropriate reserve for indemnities, purchase price adjustments and other contingent liabilities in accordance with GAAP in connection with such Disposition; and (E) an appropriate reserve for income taxes in accordance with GAAP in connection with respect of such Disposition; provided that the reversal of any such reserve shall be deemed to be cash proceeds received by a Credit Party in respect of such Disposition; and

(b) with respect to any Debt Issuance or Stock Issuance, the gross amount of cash proceeds paid to or received by any Credit Party in respect of such Debt Issuance or Stock Issuance as the case may be (including any cash proceeds received at any time by any Credit Party as income or other proceeds of any noncash proceeds or other consideration in respect of any Debt Issuance or Stock Issuance as and when received), net of underwriting discounts and commissions and other reasonable costs and expenses directly incurred by such Credit Party and paid to non-Affiliates in connection therewith.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Funding Lender” means any Lender that has failed to fund all payments and Advances required to be made by it and purchased all participations required to be purchased by it under the Agreement and the other Loan Documents.

“Notes” means, collectively, the Revolving Notes, the Swing Line Note and the Term Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Notice of Swing Line Advance” has the meaning ascribed to it in Section 1.1(c).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Page and Kiser Communications” means Page and Kiser Communications, Inc., an Alabama corporation.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest:  (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Acquisition” has the meaning ascribed to it in Section 6.1(b).

“Permitted Additional Subordinated Debt” means Indebtedness of Borrower evidenced by a new issue of unsecured, subordinated debt securities of Borrower, so long as (a) such Indebtedness has a final maturity no earlier than two years after the Final Maturity Date and no amortization prior to two years after the Final Maturity Date; (b) such Indebtedness does not (i) have guarantors that are not Subsidiary Guarantors, (ii) have obligors other than Borrower or (iii) provide for security; (c) the subordination provisions, standstill provisions and remedies of such Indebtedness are identical to (or, from the perspective of the Lenders, more favorable than) those which applied to the Initial IDS-Linked Subordinated Notes issued on the Closing Date; (d) such Indebtedness has covenants, defaults and other terms that are not, taken as a whole, less favorable to Borrower and its Subsidiaries than those which applied to the Initial IDS-Linked Subordinated Notes issued on the Closing Date; (e) the documentation governing such Indebtedness is otherwise reasonably satisfactory to the Requisite Lenders; and (f) such Indebtedness is issued in accordance with Section 6.3(a)(vii).

“Permitted Encumbrances” means the following encumbrances:  (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $1,000,000 at any time for all Credit Parties combined, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; and (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.

“Permitted Holders” means Seaport Capital and the Management Group.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“PIK Amounts” means, (a) in respect of any Subsequent IDS Subordinated Notes as to which the Subsequent IDS Subordinated Notes Documents governing such Subsequent IDS Subordinated Notes provides that payments of interest due and owing in respect of such Subsequent IDS Subordinated Notes are not required to be paid in cash, but may instead be paid with a payment-in-kind by automatically adding to the outstanding principal amount of such Subsequent IDS Subordinated Notes an amount equal to the accrued, and unpaid, interest on such Subsequent IDS Subordinated Notes, the amount equal to the aggregate of all paid payment-in-kind interest that is added to the outstanding principal of such Subsequent IDS Subordinated Notes and (b) in respect of any Permitted Additional Subordinated Debt as to which the Additional Subordinated Debt Documents governing such Permitted Additional Subordinated Debt provides that payments of interest due and owing in respect of such Permitted Additional Subordinated Debt are not required to be paid in cash, but may instead be paid with a payment-in-kind by automatically adding to the outstanding principal amount of such Permitted Additional Subordinated Debt an amount equal to the accrued, and unpaid, interest on such Permitted Additional Subordinated Debt, the amount equal to the aggregate of all paid payment-in-kind interest that is added to the outstanding principal of such Permitted Additional Subordinated Debt.

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

“Pledge Agreements” means (i) the Pledge Agreement of even date herewith executed by Borrower and each other Credit Party that is a signatory thereto in favor of Agent, on behalf of itself and Lenders, pledging all Stock of the Subsidiary of Borrower other than Mid-Missouri Telephone and (ii) any other pledge agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

“Preferred Stock” means any Stock with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prior Lender” means                                            .

“Prior Lender Obligations” means                                       .

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to,

Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of                 , 200    after giving pro forma effect to the Related Transactions.

“Pro Forma Basis” means, for purposes of determining compliance with any financial covenant or test hereunder, determining whether the conditions to the Incurrence of Indebtedness pursuant to Section 6.3 have been met and determining whether the conditions precedent to a Permitted Acquisition have been met, that the subject transaction shall be deemed to have occurred as of the first day of the four consecutive fiscal quarters most recently ended for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof (the “Reference Period”).  For purposes of making calculations on a “Pro Forma Basis” hereunder, (a) any Permitted Acquisition shall be calculated on a pro forma basis assuming that such Permitted Acquisition had occurred on the first day of the Reference Period, taking into account factually supportable and identifiable costs savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933, as if such costs savings or expenses were realized on the first day of the Reference Period, (b) any Indebtedness to be Incurred by any Person in connection with the consummation of any Debt Issuance or Permitted Acquisition will be assumed to have been Incurred on the first day of the Reference Period, (c) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been Incurred on the first day of the Reference Period that bears interest at a floating rate shall be calculated at the current rate under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is Incurred hereunder), and (d) any gross interest expense, determined in accordance with GAAP, Incurred during the Reference Period that was or is to be refinanced with proceeds of Indebtedness assumed to have been Incurred as of the first day of the Reference Period will be excluded from the calculation for which a Pro Forma Basis is being given.

“Projections” means Borrower’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements;  and (c) cash flow statements, in each case included in the Confidential Information Memorandum previously delivered to the Lenders.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

“PUC” means any state Governmental Authority that exercises jurisdiction over the rates or services or the acquisition, ownership, construction or operation of any telecommunications systems or over Persons who own, construct or operate a telecommunications system, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state, including, without limitation, the PUC of Alabama and the PUC of Missouri.

“PUC Authorization” means any Governmental Authorization granted or issued by a PUC.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate (as defined in clause (a) and/or (b) of the definition of “Affiliate” in this Annex A) of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate (as defined in clause (a) and/or (b) of the definition of “Affiliate” in this Annex A) of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes greater than those taxes imposed by the assigning Lender at the time of such assignment; provided that no Person or Affiliate (as defined in clause (a) and/or (b) of the definition of “Affiliate” in this Annex A) of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

“Ratable Share” has the meaning ascribed to it in Section 1.1(b).

“Real Estate” means all real property owned, leased, subleased or used by any Credit Party.

“Refinancing” means the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(c)(iii).

“Registration Statement” means that certain Form S-1 Registration Statement, as amended, of Borrower filed with the Securities and Exchange Commission under the Securities Act of 1933, effective on                   , 2004, in respect of the Initial IDS Securities and the Initial IDS Subordinated Notes issued and sold by Borrower on the Closing Date.

“Related Transactions” means the borrowing of the Term Loan on the Closing Date, the initial borrowing (if any) under the Revolving Loan on the Closing Date, the Mid-Missouri Acquisition, the Restructuring, the Refinancing, the issuance by Borrower of Initial IDS Securities and Initial IDS Subordinated Notes on the Closing Date pursuant to the Initial IDS Documents, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Mid-Missouri Acquisition Agreement, the Restructuring Documents, the Initial IDS Documents and the Loan Documents, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Amendment and Consent” has the meaning ascribed to it in the definition of Replacement Software Required Actions.

“Replacement Software Agreement” has the meaning ascribed to it in the definition of Replacement Software Required Actions.

“Replacement Software Required Actions” means, (a) in the case of delivery of a notice of termination under Section 4 of the M&A Software License or under any Replacement Software Agreement, (i) no later than 60 days after delivery of such notice of termination, the applicable Credit Party shall have (A) executed (1) an agreement with a reputable software vendor in form and substance reasonably satisfactory to Agent (the “Replacement Software Agreement”) in respect of the purchase or license by such Credit Party of software with substantially similar functionality (or enhanced functionality) as the software subject to the M&A Software License (the “Replacement Software”) and (2) an amendment to the Software Amendment and Consent in form and substance reasonably satisfactory to Agent (the “Replacement Amendment and Consent”) and (B) provided Agent with reasonably satisfactory evidence concerning the proposed implementation of the Replacement Software, (ii) no later than 30 days after delivery of such notice of termination, Borrower shall have delivered to Agent a certificate from a Responsible Officer reporting as to the progress of the implementation of the Replacement Software and certifying that the implementation thereof shall be completed no later than thirty (30) days prior to the date of termination of the M&A Software License or Replacement Software Agreement, as applicable and (iii) the Replacement Software shall have become functionally operational in the businesses of the Credit Parties no later than thirty (30) days prior to the date of termination of the M&A Software License or Replacement Software Agreement, as applicable and (b) in the case of a termination or expiry of the M&A Software License or any Replacement Software Agreement, (i) the applicable Credit Party shall have executed a Replacement Software Agreement and Replacement Amendment and Consent prior to such termination or expiry and (ii) the Replacement Software shall have become functionally operational in the businesses of the Credit Parties on or prior to the date of such termination or expiry.

“Replacement Software” has the meaning ascribed to it in the definition of Replacement Software Required Actions.

“Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

“Requisite Revolving Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan.

“Requisite Term Lenders” means Lenders holding more than 50% of the aggregate principal amount of the Term Loan then outstanding.

“Reserves” means, as of any date, any reserve against the Borrowing Availability established by Agent pursuant to Section 1.3(b)(ii) or Section 5.4.

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer or treasurer of Borrower.

“Restricted Payment” means (a) the declaration or payment of any dividend or the Incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of any Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt or any other Indebtedness of any Credit Party subordinated to any of the Obligations; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of any Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of any Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder or Affiliate of any Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by any Credit Party to any Stockholder of any Credit Party or its Affiliates.

“Restructuring” means the transactions contemplated by the Restructuring Documents.

“Restructuring Documents” means                           .

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.

“Revolving Loan” means, at any time, the aggregate amount of Revolving Credit Advances outstanding to Borrower.

“Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances, which aggregate commitment shall be Fifteen Million Dollars ($15,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Borrower or a Subsidiary whereby Borrower or a Subsidiary transfers such property to a Person and Borrower or such Subsidiary leases it from such Person, other than leases between Borrower and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“Seaport Capital” means Seaport Capital Partners II, L.P.

“Securities Offering” means any public or private sale of IDS Securities or common stock or Preferred Stock of Borrower (other than Disqualified Stock), other than public offerings with respect to IDS Securities or Borrower’s Common Stock registered on Form S-8.

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Software Amendment and Consent” has the meaning ascribed to it in paragraph BB of Annex D.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including (i) common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11–1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) and (ii) common stock represented by IDS Securities and common stock outstanding upon the separation of IDS Securities into the securities represented thereby.

“Stock Issuance” means any issuance by any Credit Party of any Stock to any Person or receipt by any Credit Party of a capital contribution from any Person, including the issuance of Stock pursuant to the exercise of options or warrants and the conversion of any Indebtedness to Stock.

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means Indebtedness evidenced by the Initial IDS Subordinated Notes, any Subsequent IDS Subordinated Notes and any Permitted Additional Subordinated Debt.

“Subordinated Debt Documents” means the Initial IDS Subordinated Notes Documents, any Subsequent IDS Subordinated Notes Documents and any Additional Subordinated Debt Documents.

“Subsequent IDS Common Stock” means Class A common stock of Borrower with terms identical to the terms of the Initial IDS Common Stock.

“Subsequent IDS-Linked Subordinated Notes” means Indebtedness of Borrower evidenced by a new issue of unsecured, subordinated notes of Borrower, so long as (a) such Indebtedness has a final maturity no earlier than two years after the Final Maturity Date and no required amortizations prior to two years after the Final Maturity Date; (b) such Indebtedness does not (i) have guarantors that are not Subsidiary Guarantors, (ii) have obligors other than Borrower or (iii) provide for security; (c) all other terms of such Indebtedness (including subordination provisions, standstill provisions, defaults, remedies, covenants, redemption provisions, interest deferral mechanics and other terms but excluding the applicable interest rate and the principal amount thereof) are identical to (or, from the perspective of the Lenders, more favorable than) those which applied to the Initial IDS-Linked Subordinated Notes issued on the Closing Date; (d) such Indebtedness is incurred concurrently with the issuance of Subsequent IDS Common Stock and results in the same proportional allocation between equity and debt as existed after the issuance of Initial IDS Common Stock and Initial IDS Subordinated Notes on the Closing Date; (e) the documentation governing such Indebtedness is otherwise reasonably satisfactory to Agent; and (f) such Indebtedness is issued in accordance with Section 6.3(a)(xv).

“Subsequent IDS Securities” means income deposit securities of Borrower comprised of one share of Subsequent IDS Common Stock and a certain principal amount of Subsequent IDS-Linked Subordinated Notes.

“Subsequent IDS Subordinated Notes” means (i) the Subsequent IDS-Linked Subordinated Notes and (ii) the Subsequent Non-IDS-Linked Subordinated Notes.

“Subsequent IDS Subordinated Notes Documents” means the Subsequent IDS Subordinated Notes, the Subsequent IDS Subordinated Notes Indenture and each other document executed by any Credit Party pursuant to any such document.

“Subsequent IDS Subordinated Notes Indenture” means any indenture or similar agreement entered into in connection with the issuance of Subsequent IDS Subordinated Notes.

“Subsequent Non-IDS-Linked Subordinated Notes” means Indebtedness of Borrower evidenced by a new issue of unsecured, subordinated notes of Borrower issued concurrently with an issuance of Subsequent IDS-Linked Subordinated Notes pursuant to a Subsequent IDS Subordinated Notes Indenture in an aggregate principal amount sufficient to satisfy applicable guidelines of tax advisors of Borrower, so long as such Indebtedness has terms identical to such Subsequent IDS-Linked Subordinated Notes other than not comprising a portion of Subsequent IDS Securities.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Credit Party that is a Guarantor under the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Subsidiary Guaranty of even date herewith executed by each Subsidiary of Borrower (other than Mid-Missouri Telephone) in favor of Agent, on behalf of itself and Lenders.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(c)(i).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(c)(i).

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Lender” means CoBank, ACB.

“Swing Line Loan” means at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(c)(ii).

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Telecommunications Approvals” shall have the meaning ascribed to it in Section 3.1.

“Telecommunications Assets” means all assets, rights (contractual or otherwise) and properties, real or personal, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

“Telecommunications Business” means the business of (i) transmitting or providing services relating to the transmission of voice, video or data through transmission facilities, (ii) constructing, creating, developing or producing communications networks, related network transmission, equipment, software, devices and content for use in a communications or content distribution business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to (i) or (ii) above.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) under the Agreement and the other Loan Documents have been completely discharged, and (c) Borrower shall not have any further right to borrow any monies under the Agreement.

“Term Lenders” means those Lenders having Term Loan Commitments.

“Term Lender Settlement Date” has the meaning assigned to it in Section 9.9(a)(iii).

“Term Loan” has the meaning assigned to it in Section 1.1(b)(i).

“Term Loan Commitment” means (a) as to any Lender with a Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Term Loan Commitment, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be Eighty Million Dollars ($80,000,000) on the Closing Date.  After advancing the Term Loan, each reference to a Lender’s Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Term Loan.

“Term Note” has the meaning assigned to it in Section 1.1(b)(i).

“Test Period” means each period of four consecutive Fiscal Quarters ended as provided in the relevant provision or definition in the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party:  (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the “actual knowledge” of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance.  Whenever any provision in any Loan Document refers to the “knowledge” (or an analogous phrase) of any Credit Party without the word “actual”, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B

to

CREDIT AGREEMENT

[INTENTIONALLY OMITTED]

B-1

ANNEX C (Section 1.8)

to

CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Each Credit Party (other than Mid-Missouri Telephone) shall establish and maintain the Cash Management Systems described below:

(a)           On or before the Closing Date, the applicable Credit Party shall establish blocked deposit accounts (together with the accounts specified as “Blocked Accounts” in the revised Disclosure Schedule (3.19) delivered in accordance with paragraph (d) of this Annex C, the “Blocked Accounts”) at each of the banks set forth in Disclosure Schedule (3.19) (together with each replacement bank consented to by Agent in accordance with clause (C)(I) of paragraph (d) of this Annex C, a “Relationship Bank”).  Except for such closures or replacements expressly permitted in paragraph (d) of this Annex C, the Credit Parties shall, until the Termination Date, at all times maintain each Blocked Account at the Relationship Bank at which such account was established.  On or before the Closing Date and until the Termination Date, each applicable Credit Party shall (i) request in writing and otherwise take reasonable steps to ensure that all Account Debtors forward payment directly to one or more Blocked Accounts or to Borrower or the applicable Subsidiary and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more Blocked Accounts or, to the extent the amounts relating to the foregoing do not exceed the Threshold Amount, into one or more Excluded Accounts.

(b)           On or before the Closing Date, Borrower may establish, in its name, one or more deposit accounts (each, a “Disbursement Account” and, together with the accounts specified as a “Disbursement Account” in the revised Disclosure Schedule (3.19) delivered in accordance with paragraph (d) of this Annex C, collectively, the “Disbursement Accounts”) at a bank or banks (together with each replacement bank consented to by Agent in accordance with clause (C)(I) of paragraph (d) of this Annex C, a “Disbursement Account Bank”) acceptable to Agent into which (i) Agent shall, from time to time, deposit proceeds of Revolving Credit Advances made to Borrower pursuant to Section 1.1 for use by Borrower in accordance with the provisions of Section 1.4 and (ii) the Swing Line Lender shall, from time to time, deposit proceeds of Swing Line Advances made to Borrower pursuant to Section 1.1 for use by Borrower in accordance with the provisions of Section 1.4.  Except for such closures or replacements expressly permitted in paragraph (d) of this Annex C, Borrower shall maintain each Disbursement Account, if any, at the Disbursement Account Bank at which such account was established.

(c)           On or before the Closing Date, each Disbursement Account Bank and all Relationship Banks shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and Credit Parties, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date.  Unless Agent shall agree otherwise, each such blocked account agreement (and each blocked account agreement referred to in paragraph (d) of this Annex C) shall provide, among other things, that (i) all items of payment deposited in such account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may be given by Agent at any time at which an Event of Default has occurred and is continuing as (an “Activation Event”)), to forward immediately all amounts in each Blocked Account to the Collection Account through daily sweeps from such Blocked Account into the Collection Account. From and after the date Agent has delivered an Activation Notice to any bank with respect to any Blocked Account(s), Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

(d)           After the Closing Date, no Credit Party shall (i) except upon receipt of notice in respect thereof from Agent in accordance with the final sentence of this paragraph (d), close any deposit account, (ii) establish any deposit account, (iii) upon becoming a Credit Party in connection with a Permitted Acquisition, maintain such Credit Party’s deposit accounts or (iv) add or replace a Relationship Bank or Disbursement Account Bank; provided, however, that

(A) a Credit Party may close a deposit account with the prior written consent of Agent upon Agent receiving reasonably satisfactory assurances that the amounts on deposit therein, if any, shall, immediately prior to the closing thereof, be transferred forthwith to a Blocked Account;

(B) Upon becoming a Credit Party in connection with a Permitted Acquisition, such Credit Party may maintain its deposit accounts at the bank or banks at which such deposit accounts were established if the requirements of clause (C) of this paragraph (d) shall have been satisfied concurrently with such Person becoming a Credit Party as if such Person were establishing accounts under such clause (C);

(C) so long as no Event of Default has occurred and is continuing, any Credit Party (other than Mid-Missouri Telephone) may establish a deposit account or add or replace a Relationship Bank or Disbursement Account Bank (each such action, an “Account Change”) subject to the satisfaction of the following conditions: (I) Agent shall have consented (such consent not to be unreasonably withheld) in writing in advance to the applicable Account Change, (II) prior to the effectiveness of the Account Change, Borrower or its Subsidiaries, as applicable, and the applicable bank shall have executed and delivered to Agent and Lenders a tri-party blocked account agreement with respect to such account, in form and substance reasonably satisfactory to Agent and (III) Borrower shall have delivered Agent (1) notice acknowledging that the applicable account is either a “Blocked Account” or “Disbursement Account” for purposes of this Annex C and that the bank is a “Relationship Bank” or “Disbursement Account Bank” for purposes of this Annex C and (2) an amended Disclosure Schedule (3.19) to reflect the applicable Account Change, including the information specified in the immediately preceding clause (1); and

 (D) any Credit Party (other than Mid-Missouri Telephone) may establish one or more (but not more than [     ]) deposit accounts (each, an “Excluded Account”) at a Relationship Bank subject to the satisfaction of the following conditions: (I) no Default or Event of Default has occurred and is continuing at the time of establishment thereof, (II) such Excluded Account is established after the Closing Date, (III) the applicable Credit Party shall have delivered Agent written notice concurrent with the establishment thereof, such notice to include information concerning the Relationship Bank at which such account is established and the proposed use therefor.  After an Excluded Account is established, such account may be maintained and deposits shall be permitted to be made therein, so long as the amount on deposit in any such Excluded Account, together with the amount on deposit in all Excluded Accounts, does not exceed $50,000 in the aggregate at any time for all Excluded Accounts combined (the “Threshold Amount”); provided, however¸ that to the extent the amount on deposit in any Excluded Account or Excluded Accounts combined exceeds the Threshold Amount, (X) within ten (10) Business Days of such amount on deposit exceeding the Threshold Amount the applicable Credit Party, the Relationship Bank at which such Excluded Account is located and Agent shall have executed and delivered to Agent and Lenders a tri-party blocked account agreement with respect to such account, in form and substance substantially identical to the agreement entered into with such Relationship Bank in connection with the the applicable Blocked Account maintained at such Relationship Bank and otherwise in form and substance reasonably satisfactory to Agent (Y) the applicable Credit Party shall have delivered Agent the deliveries set forth in clause (C)(III) of this paragraph (d).

The Credit Parties shall deliver to Agent a list of Excluded Accounts together with the delivery of annual audited consolidated financial statements in accordance with paragraph (b) of Annex E.  Within five (5) Business Days after the request of Agent, the applicable Credit Party shall deliver to Agent information concerning Excluded Accounts (including deposits and withdrawals from Excluded Accounts) as Agent may reasonably request.  Borrower shall, or, as applicable, shall cause its applicable Subsidiary to, close an account or accounts (and establish replacement accounts in accordance with clause (C) of this paragraph (d)) promptly and in any event within 30 days following notice from Agent that the creditworthiness of any bank holding the referenced account or accounts is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such account or accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(e)           The Blocked Accounts and Disbursement Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each Subsidiary (other than Mid-Missouri Telephone) thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(f)            All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g)           Borrower shall and shall cause its Subsidiaries (other than Mid-Missouri Telephone), officers, employees, agents, directors or other Persons acting for or in concert with the Credit Parties (other than Mid-Missouri Telephone), each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within two (2) Business Days after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account.  Borrower and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral.  All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into Blocked Accounts.

ANNEX D (Section 2.1(a))

to

CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent and Lenders in form and substance satisfactory to Agent and Lenders on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A.            Appendices.  All Appendices to the Agreement, in form and substance satisfactory to Agent.

B.            Revolving Notes, Swing Line Note and Term Notes.  Duly executed originals of the Revolving Notes, Swing Line Note and Term Notes for each applicable Lender, dated the Closing Date.

C.            Security Agreement.  Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

D.            Insurance.  Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

E.             Security Interests and Code Filings.  (a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral, (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date) and others approved by Agent, and (iii) a perfection certificate duly executed on behalf of each Credit Party.

(b)           Evidence satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

(c)           Control Letters from (i) all issuers of uncertificated securities and financial assets, if any, held by any Credit Party (other than Mid-Missouri Telephone),

(ii) all securities intermediaries with respect to all securities accounts and securities entitlements, if any, of any Credit Party (other than Mid-Missouri Telephone), and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts, if any, held by any Credit Party (other than Mid-Missouri Telephone).

F.             Payoff Letter; Termination Statements.  Copies of a duly executed payoff letter, in form and substance reasonably satisfactory to Agent, by and between all parties to the Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC–3 or other appropriate termination statements, in form and substance satisfactory to Agent, manually signed by the Prior Lender releasing all liens of Prior Lender upon any of the real or personal property of each Credit Party, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Lender or relating to the Prior Lender Obligations.

G.            Intellectual Property Security Agreements.  Duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, each dated the Closing Date and signed by each Credit Party (other than Mid-Missouri Telephone) which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

H.            Intentionally Omitted.

I.              Subsidiary Guaranties.  Guaranties executed by and each direct and indirect Subsidiary of Borrower (other than Mid-Missouri Telephone) in favor of Agent, for the benefit of Lenders.

J.             Intentionally Omitted.

K.            Initial Notice of Revolving Credit Advance.  Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to any Revolving Credit Advance to be requested by Borrower on the Closing Date.

L.             Letter of Direction.  Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Term Loan and the initial Revolving Credit Advance.

M.           Cash Management System; Blocked Account Agreements.  Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

N.            Charter and Good Standing.  For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation or organization and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

O.            Bylaws and Resolutions.  For each Credit Party, (a) such Person’s bylaws and all charter documents including partnership and/or operating agreements, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors and partners, members and stockholders, as applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate or organizational secretary or an assistant secretary as being in full force and effect without any modification or amendment.

P.             Incumbency Certificates.  For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

Q.            Opinions of Counsel.  Duly executed originals of opinions of O’Melveny & Myers LLP, counsel for the Credit Parties, and FCC and state regulatory counsel for the Credit Parties, together with any special communications and local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date and addressed to Agent and Lenders.

R.            Pledge Agreements.  Duly executed originals of each of the Pledge Agreements accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

S.             Accountants’ Letters.  A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2, and a letter from such auditors acknowledging Lenders’ reliance on the auditor’s certification of past and future Financial Statements.

T.            Appointment of Agent for Service.  An appointment of CT Corporation as each Credit Party’s agent for service of process.

U.            Solvency Certificate. Agent shall have received a solvency certificate of Borrower satisfactory in form and substance to Agent.

V.            Fee Letters.  Duly executed originals of the Fee Letters.

W.           Officer’s Certificate.  Agent shall have received duly executed originals of a certificate of the chief executive officer and chief financial officer of Borrower, dated the Closing Date, confirming compliance with the conditions set forth in Section 2.2 at the Closing Date.

X.            Waivers.  Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9.

Y.            Mortgages.  Mortgages covering all of the Material Real Estate (the “Mortgaged Properties”) together with:  (a) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy, in each case reasonably satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state in which any Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to Agent.

Z.            Subordination and Intercreditor Agreements.  Agent and Lenders shall have received any and all subordination and/or intercreditor agreements, all in form and substance reasonably satisfactory to Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to any Indebtedness of any Credit Party.

AA.        [Intentionally Omitted].

BB.          M&A Software License.  Agent shall have received an amendment and consent to the M&A Software License (the “Software Amendment and Consent”) in form and substance reasonably satisfactory to Agent.

CC.          Audited Financials; Financial Condition.  Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by Borrower’s chief financial officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing.  Agent shall have further received a certificate of the chief executive officer and/or the chief financial officer of Borrower, (I) based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of Borrower and matters related thereto as Agent shall request, and (II) certifying that as of the Closing Date and on a Pro Forma Basis after giving effect to the Related Transactions, the Consolidated Senior Leverage Ratio does not exceed 2.76 to 1.00 and the Consolidated Total Leverage Ratio does not exceed 5.70 to 1.00.

DD.         Assignment of Representations, Warranties, Covenants, Indemnities and Rights.  Agent shall have received a duly executed copy of an Assignment of Representations, Warranties, Covenants, Indemnities and Rights in respect of the rights of the Credit Parties under the Mid-Missouri Acquisition Agreement, which assignment shall be expressly permitted under the Mid-Missouri Acquisition Agreement or shall have been consented to in writing by the seller thereunder.

EE.          Other Documents.  Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

ANNEX E (Section 4.1(a))

to

CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a)           [Intentionally Omitted].

(b)           Quarterly Financials.  To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, the following consolidated financial statements for Borrower and its Subsidiaries, certified by the chief financial officer of Borrower:  (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes).  Such financial statements shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) signed by a Responsible Officer of Borrower (i) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis, (ii) showing the calculations of the Consolidated Fixed Charge Coverage Ratio and Consolidated Senior Leverage Ratio for the Credit Parties for the four-fiscal quarter period ending on the last day of the period covered by such financial statements, (iii) certifying whether a Dividend Suspension Period or Interest Deferral Period shall have occurred and be continuing, (iv) certifying as to the number of access lines operated by the Credit Parties as of the end of the prior Fiscal Quarter and (v) showing the calculations of Distributable Cash and Excess Cash, in each case, for the prior Fiscal Quarter and (B) the certification of the chief financial officer of Borrower that (i) such financial statements present fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations and cash flows of Borrower and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.  In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and a comparison of performance for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter to the corresponding period in the prior year.

(c)           Operating Plan.  To Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for Borrower, approved by the Board of Directors of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes a monthly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Consolidated Capital Expenditures and facilities.

(d)           Annual Audited Financials. To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification as to going concern status or like qualification or scope of the audit, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent.  Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Agent, on behalf of itself and Lenders, in form and substance reasonably satisfactory to Agent and subject to standard qualifications required by nationally recognized accounting firms, signed by such accounting firm acknowledging that Agent and Lenders are entitled to rely upon such accounting firm’s certification of such audited Financial Statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (v) the certification of the chief executive officer or chief financial officer of Borrower that all such Financial Statements present fairly in all material respects in accordance with GAAP the financial position and results of operations and cash flows of Borrower and its Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e)           Management Letters.  To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f)            Default Notices.  To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g)           SEC Filings and Press Releases.  To Agent and Lenders, promptly upon their becoming available, copies of (or, if made publicly available on publicly accessible electronic medium (e.g. internet, EDGAR or other another similar medium), notice of posting to such electronic media):  (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders generally; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h)           Subordinated Debt and Equity Notices.  To Agent and Lenders, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

(i)            Supplemental Schedules.  To Agent and Lenders, supplemental disclosures, if any, required by Section 5.6.

(j)            Litigation.  To Agent and Lenders in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities reasonably likely to be in excess of $500,000.

(k)           Insurance Notices.  To Agent and Lenders, disclosure of losses or casualties required by Section 5.4.

(l)            Lease Default Notices.  To Agent, within two (2) Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral having a value, individually or in the aggregate, in excess of $250,000 is stored or located, and (ii) such other notices or documents with respect to such leased locations or public warehouses as Agent may reasonably request.

(m)          Lease Amendments.  To Agent, within two (2) Business Days after receipt thereof, copies of any amendment to a lease of Material Real Estate.

(n)           Regulatory Notices.  To Agent and Lenders, promptly upon receipt of notice of (i) any actual or threatened forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any material Telecommunications Approval held by any Credit Party, or any notice of default or forfeiture with respect to any such material Telecommunications Approval, or (ii) any refusal by the FCC, any PUC or any Franchising Authority to renew or extend any such material Communications License, a certificate of an Responsible Officer specifying the nature of such event, the period of existence thereof, and what action such Credit Party is taking and propose to take with respect thereto.

(o)           Change of Location.  To Agent and Lenders, within ten (10) Business Days after the change of location thereof, notice of change in locations at which Collateral having a value, individually or in the aggregate, in excess of $100,000, is held or stored, or the location of its records concerning such Collateral.

(p)           Other Documents.  To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall, from time to time, reasonably request.

ANNEX F (Section 4.1(b))

to

CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered the following:

(a)           [Intentionally Omitted]

(b)           [Intentionally Omitted]

(c)           [Intentionally Omitted]

(d)           To Agent, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(e)           [Intentionally Omitted]

(f)            To Agent, at Borrower’s expense, such appraisals of its assets as Agent may reasonably request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(g)           Such other reports, statements and reconciliations with respect to the Collateral or Obligations of any or all Credit Parties as Agent or any Lender shall from time to time request in its reasonable discretion.

F-1

ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

 (a)          Minimum Consolidated Fixed Charge Coverage Ratio.  Credit Parties shall have, at the end of each Fiscal Quarter, a Consolidated Fixed Charge Coverage Ratio for the Test Period ending with such Fiscal Quarter of not less than 1.10 to 1.00.

 (b)          Maximum Consolidated Senior Leverage Ratio.  Credit Parties shall have, at the end of each Fiscal Quarter, a Consolidated Senior Leverage Ratio as of the last day of such Fiscal Quarter and for the Test Period ending with such Fiscal Quarter of not more than 3.30 to 1.00.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition and results of operations shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower’s certified public accountants; (iii) purchase accounting adjustments under FASB 141 or 142 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be

G-1

treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then (i) all Financial Statements shall be prepared, delivered and made after giving effect to the underlying Accounting Change, and (ii) all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent or any Lender.

G-2

ANNEX H (Section 1.1(d))

to

CREDIT AGREEMENT

LENDERS’ WIRE TRANSFER INFORMATION

Name:                                                                                                                                                              General Electric Capital Corporation

Bank:                                                                                                                                                                 Deutsche Bank Trust Company Americas

                                                                                                                                                                                               New York, New York

ABA #:                                                                                                                                                      021001033

Account #:                                                                                                                                   50232854

Account Name:                                                                                                            GECC/CAF Depository

Reference:                                                                                                                                       CFC Otelco

H-1

ANNEX I (Section 11.10)

to

CREDIT AGREEMENT

NOTICE ADDRESSES

(A)                              If to Agent or GE Capital, at

General Electric Capital Corporation
201 Merritt 7
Norwalk, CT 06851
Attention:  Jose Alberto Cepeda, Account Manager
Telecopier No.:  203-956-4543
Telephone No.: 203-956-4751

with copies to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attention:  Fred Bass, Esq.

Telecopier No.:  212-259-6333

Telephone No.:  212-259-6330

and

General Electric Capital Corporation

201 Merritt 7

Norwalk, CT 06851

Attention:  Corporate Counsel-Global Media & Communications

Telecopier No.:  203-956-4258

Telephone No.:  203-956-4785

(B)           If to AIG Annuity Insurance Company,

Payment notices to:

AIG Global Investment Group

c/o The Bank of New York

Attn:  P & I Department

P.O. Box 19266

Newark, NJ  07195

Telephone:  718-315-3026

Fax:  718-315-3076

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Duplicate payment notices and compliance information to:

AIG Annuity Reinsurance

c/o AIG Global Investment Group

2929 Allen Parkway, A36-04

Houston, Texas  77019-2155

Attn:  Private Placement Department

Fax:  713-831-1072

All other correspondence to:

AIG Global Investment Group

2929 Allen Parkway, A36-01

Houston, Texas  77019-2155

Attn:  Legal Department - Investment Management

Fax:  (713) 831-2328

(C)           If to CoBank, ACB, at

CoBank, ACB

5500 South Quebec Street

Greenwood Village, Colorado 80111

Attention: Communications and Energy

Telecopier No.:  303-224-2639

Telephone No.:

(D)          If to Borrower, at

Otelco Inc.

505 3rd Avenue East

Oneonta, Alabama 35121
Attention: President

Telecopier No.:  205-625-3528

Telephone No.:  205-625-3574

(E)           If to any Credit Party, at

c/o Otelco Inc.

505 3rd Avenue East

Oneonta, Alabama 35121
Attention: President

Telecopier No.:  205-625-3528

Telephone No.:  205-625-3574

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ANNEX J (from Annex A - Commitments definition)

to

CREDIT AGREEMENT

Lender(s):

GENERAL ELECTRIC CAPITAL CORPORATION

Revolving Loan Commitment:                                                                            [             ]

Term Loan Commitment:                                                                                     [             ]

AIG ANNUITY INSURANCE COMPANY

Revolving Loan Commitment:                                                                            [             ]

Term Loan Commitment:                                                                                     [             ]

COBANK, ACB

Revolving Loan Commitment:                                                                            [             ]

(including a Swing Line Commitment
of $                   )

Term Loan Commitment:                                                                                     [             ]

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